Form 10-K, Exhibit 13
period 2001-12-31
TRICO BANCSHARES /
filed 2002-03-01
CIK 356171




                                  EXHIBIT 13.1

TRICO BANCSHARES CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)                                                                    December 31,
                                                                                                 2001                 2000
Assets
Cash and due from banks                                                                      $ 59,264             $ 58,190
Federal funds sold                                                                             18,700                   --
                                                                                          ---------------------------------

    Cash and cash equivalents                                                                  77,964               58,190
Investment securities                                                                         224,590              229,110
Loans:
  Commercial                                                                                  130,054              148,135
  Consumer                                                                                    155,046              120,247
  Real estate mortgages                                                                       326,897              334,010
  Real estate construction                                                                     46,735               37,999
                                                                                          ---------------------------------
                                                                                              658,732              640,391
    Less:  Allowance for loan losses                                                           13,058               11,670
                                                                                          ---------------------------------
    Net loans                                                                                 645,674              628,721

Premises and equipment, net                                                                    16,457               16,772
Cash value of life insurance                                                                   14,602               13,753
Other real estate owned                                                                            71                1,441
Accrued interest receivable                                                                     5,522                6,935
Deferred income taxes                                                                           9,334                8,418
Intangible assets                                                                               5,070                5,464
Other assets                                                                                    6,163                3,267
                                                                                          ---------------------------------
    Total assets                                                                          $ 1,005,447            $ 972,071
                                                                                          =================================

Liabilities and Shareholders' Equity
Deposits:
  Noninterest-bearing demand                                                                $ 190,386            $ 168,542
  Interest-bearing demand                                                                     165,542              150,749
  Savings                                                                                     247,399              214,158
  Time certificates, $100,000 and over                                                         70,302               93,342
  Other time certificates                                                                     206,764              211,041
                                                                                          ---------------------------------
    Total deposits                                                                            880,393              837,832
Federal funds purchased                                                                            --                  500
Accrued interest payable                                                                        3,488                5,245
Other liabilities                                                                              11,677                9,278
Long-term debt and other borrowings                                                            22,956               33,983
                                                                                          ---------------------------------
    Total liabilities                                                                         918,514              886,838
Commitments and contingencies (Note H)

Shareholders' equity:
Common stock, no par value:  Authorized 20,000,000 shares;
    issued and outstanding  7,000,980  and 7,181,226 shares, respectively                      49,679               50,428
Retained earnings                                                                              37,909               35,129
Accumulated other comprehensive income (loss)                                                    (655)                (324)
                                                                                          ---------------------------------
    Total shareholders' equity                                                                 86,933               85,233
                                                                                          ---------------------------------
    Total liabilities and shareholders' equity                                            $ 1,005,447            $ 972,071
                                                                                          =================================

See Notes to Consolidated Financial Statements


TRICO BANCSHARES CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except earnings per share)

                                                                                         Years Ended December 31,
                                                                              2001                  2000              1999
Interest income:
  Interest and fees on loans                                              $ 60,104              $ 62,161          $ 53,395
  Interest on investment securities--taxable                                 9,543                11,704            12,500
  Interest on investment securities--tax exempt                              2,219                 2,250             2,229
  Interest on federal funds sold                                             1,506                   538               465
                                                                          -------------------------------------------------
    Total interest income                                                   73,372                76,653            68,589

Interest expense:
  Interest on interest-bearing demand deposits                               1,487                 2,360             2,287
  Interest on savings                                                        4,759                 6,837             6,811
  Interest on time certificates of deposit                                  10,871                11,325             8,970
  Interest on time certificates of deposit, $100,000 and over                4,390                 4,481             3,209
  Interest on short-term borrowing                                               7                   623               386
  Interest on long-term debt                                                 1,972                 2,917             2,707
                                                                          -------------------------------------------------
    Total interest expense                                                  23,486                28,543            24,370
                                                                          -------------------------------------------------
    Net interest income                                                     49,886                48,110            44,219

Provision for loan losses                                                    4,400                 5,000             3,550
                                                                          -------------------------------------------------
    Net interest income after provision for loan losses                     45,486                43,110            40,669

Noninterest income:
  Service charges and fees                                                   8,095                 7,484             7,127
  Gain on sale of investments                                                   36                    --                24
  Gain on sale of insurance company stock                                    1,756                    --                --
  Gain on receipt of insurance company stock                                    --                 1,510                --
  Other income                                                               5,174                 5,651             4,950

    Total noninterest income                                                15,061                14,645            12,101
                                                                          -------------------------------------------------
Noninterest expense:
  Salaries and related expenses                                             21,396                19,912            17,837
  Other, net                                                                19,408                17,983            16,996
                                                                          -------------------------------------------------
    Total noninterest expense                                               40,804                37,895            34,833
                                                                          -------------------------------------------------
    Income before income taxes                                              19,743                19,860            17,937

Income taxes                                                                 7,324                 7,237             6,534
                                                                          -------------------------------------------------
Net income                                                                 $12,419               $12,623           $11,403
                                                                          =================================================

Basic earnings per common share                                         $    1.76             $    1.76          $    1.60

Diluted earnings per common share                                       $    1.72             $    1.72          $    1.56


See Notes to Consolidated Financial Statements





CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
Years ended December 31, 2001, 2000 and 1999  (in thousands, except share amounts)



                                          Common Stock               Accumulated
                                        Number                          Other
                                          of               Retained Comprehensive          Comprehensive
                                        Shares    Amount   Earnings Income (Loss)  Total      Income
                                      ------------------------------------------------------------------
Balance, December 31, 1998            7,050,990  $48,838   $22,257      $934     $72,029
Exercise of Common Stock options        106,440    1,074                           1,074
Repurchase of Common Stock               (5,101)     (35)      (51)                  (86)
Common  Stock  cash dividends                               (4,996)               (4,996)
Stock option amortization                            166                             166

Comprehensive income:
   Net income                                               11,403                11,403     $11,403
   Other comprehensive income, net of tax:
     Change in unrealized (loss) on securities, net of tax
      and reclassification adjustments (Note A):                                              (6,467)

Other comprehensive loss:                                             (6,467)     (6,467)     (6,467)
                                                                                         ---------------
Comprehensive income                                                                          $4,936
                                      ---------------------------------------------------===============
Balance, December 31, 1999            7,152,329   50,043    28,613    (5,533)     73,123
Exercise of Common Stock options         78,625      665                             665
Repurchase of Common Stock              (49,728)    (349)     (427)                 (776)
Common  Stock  cash dividends                               (5,680)               (5,680)
Stock option amortization                             69                              69
Comprehensive income:
   Net income                                               12,623                12,623     $12,623
   Other comprehensive income, net of tax:
     Change in unrealized gain on securities, net of tax
      and reclassification adjustments (Note A):                                               5,209

Other comprehensive income:                                            5,209       5,209       5,209
                                                                                         ---------------
Comprehensive income                                                                         $17,832
                                      ---------------------------------------------------===============

Balance, December 31, 2000            7,181,226   50,428    35,129      (324)     85,233
Exercise of Common Stock options        192,530    1,872                           1,872
Repurchase of Common Stock             (372,776)  (2,621)   (3,997)               (6,618)
Common  Stock  cash dividends                               (5,642)               (5,642)
Comprehensive income:
   Net income                                               12,419                12,419     $12,419
   Other comprehensive income, net of tax:
     Change in unrealized gain on securities, net of tax
      and reclassification adjustments (Note A):                                                 441
     Change in minimum pension liability,
      net of tax (Note A):                                                                      (772)

Other comprehensive income:                                             (331)       (331)       (331)
                                                                                         ---------------
Comprehensive income                                                                         $12,088
                                      ---------------------------------------------------===============
Balance, December 31, 2001            7,000,980  $49,679   $37,909     ($655)    $86,933
                                      ===================================================



See Notes to Consolidated Financial Statements




CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
                                                                                            Years ended December 31,
                                                                                     2001             2000            1999
Operating activities:
  Net income                                                                      $12,419          $12,623        $ 11,403
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan losses                                                     4,400            5,000           3,550
      Provision for losses on other real estate owned                                  18               25              10
      Depreciation and amortization                                                 2,708            2,641           2,615
     Amortization of intangible assets                                                911              965           1,135
      (Accretion) amortization of investment
        security (discounts) premiums, net                                            398              217             538
      Deferred income taxes                                                          (660)            (650)           (410)
      Investment security gains, net                                                  (36)              --             (24)
      Gain on receipt of insurance company stock                                       --           (1,510)             --
      Gain on sale of insurance company stock                                      (1,756)              --              --
      Gain on sale of loans                                                          (918)            (525)           (800)
      Gain on sale of other real estate owned, net                                    (80)             (83)           (178)
      Amortization of stock options                                                    --               69             166
      Change in assets and liabilities:
           Decrease (increase) in interest receivable                               1,413             (859)           (255)
           Increase (decrease) in interest payable                                 (1,757)           1,052             330
           Increase in other assets and liabilities                                (2,756)            (127)         (2,481)
                                                                                 ------------------------------------------
        Net cash provided by operating activities                                  14,304           18,838          15,599

Investing activities :
  Proceeds from maturities of securities available-for-sale                        85,619           39,663          64,496
  Proceeds from sales of securities available-for-sale                             14,119               --          14,137
  Purchases of securities available-for-sale                                      (93,125)         (27,567)        (41,372)
  Net increase in loans                                                           (20,760)         (57,805)        (56,138)
  Purchases of premises and equipment                                              (1,951)          (2,998)         (2,058)
  Proceeds from sale of other real estate owned                                     1,757              928           1,268
  Proceeds from sale of premises and equipment                                         32               40              44
                                                                                 ------------------------------------------
        Net cash used by investing activities                                     (14,309)         (47,739)        (19,623)

Financing activities:
  Net increase in deposits                                                         42,561           43,722          24,937
  Net increase (decrease) in federal funds purchased                                 (500)             500         (14,000)
  Borrowings under long-term debt agreements                                           --           35,000          21,000
  Payments of principal on long-term debt agreements                              (11,027)         (46,522)        (13,419)
  Repurchase of Common Stock                                                       (6,618)            (776)            (86)
  Cash dividends-- Common                                                          (5,642)          (5,680)         (4,996)
  Issuance of Common Stock                                                          1,005              411             541
                                                                                 ------------------------------------------
        Net cash provided by financing activities                                  19,779           26,655          13,977
                                                                                 ------------------------------------------
        Increase (decrease) in cash and cash equivalents                           19,774           (2,246)          9,953

Cash and cash equivalents at beginning of year                                     58,190           60,436          50,483
                                                                                 ------------------------------------------
Cash and cash equivalents at end of year                                         $ 77,964         $ 58,190        $ 60,436
                                                                                 ==========================================

Supplemental information:
  Cash paid for taxes                                                            $  9,089         $  7,573        $  7,240
  Cash paid for interest expense                                                 $ 25,243         $ 27,491        $ 24,040
  Non-cash assets acquired through foreclosure                                   $    325         $  1,551        $    673

See Notes to Consolidated Financial Statements


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years ended December 31, 2001, 2000 and 1999

Note A - General Summary of Significant Accounting Policies

     The accounting and reporting policies of TriCo Bancshares (the "Company") conform to generally accepted accounting principles and general practices within the banking industry. The following are descriptions of the more significant accounting and reporting policies.

Principles of Consolidation
     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Tri Counties Bank (the "Bank"), and TCB Real Estate Corporation which was a wholly-owned subsidiary of the Bank until TCB Real Estate Corporation was dissolved on April 27, 1999. All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Operations
     The Company operates 30 branch offices and 7 in-store branch offices in the California counties of Butte, Del Norte, Glenn, Kern, Lake, Lassen, Madera,
Mendocino, Merced, Nevada, Sacramento, Shasta, Siskiyou, Stanislaus, Sutter, Tehama, Tulare and Yuba. The Company's operating policy since its inception has emphasized retail banking. Most of the Company's customers are retail customers and small to medium sized businesses.

Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities
     The Company classifies its debt and marketable equity securities into one of three categories: trading, available-for-sale or held-to-maturity. Trading securities are bought and held principally for the purpose of selling in the near term. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. In 2001 and 2000, the Company did not have any securities classified as either held-to-maturity or trading.
     Available-for-sale securities are recorded at fair value. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are reported as a separate component of other comprehensive income in shareholders' equity until realized.
     Premiums and discounts are amortized or accreted over the life of the related investment security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.
Realized gains and losses for securities are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Loans
     Loans are reported at the principal amount outstanding, net of unearned income and the allowance for loan losses.
     Loan origination and commitment fees and certain direct loan origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield over the estimated life of the loan.
     Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is generally discontinued either when reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When loans are 90 days past due, but in Management's judgment are well secured and in the process of collection, they may not be classified as nonaccrual. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of Management, the loans are estimated to be fully collectible as to both principal and interest.

Allowance for Loan Losses
     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when Management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that Management believes will be adequate to absorb probable losses inherent in existing loans, leases and commitments to extend credit, based on evaluations of the collectibility, impairment and prior loss experience of loans, leases and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and size of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current economic conditions that may affect the borrower's ability to pay.
     The Company defines a loan as impaired when it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Certain impaired loans are measured based on the present value of expected future cash flows discounted at the loan's original effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Mortgage Operations
     The Company sold substantially all of its conforming long-term residential mortgage loans originated during 2001, 2000, and 1999 for cash proceeds equal to the fair value of the loans. The Company records originated mortgage servicing rights as assets by allocating the total cost basis between the loan and the servicing right based on their relative fair values.
     At December 31, 2001, the Company's recorded value of mortgage servicing rights totaled $1,512,000. The recorded value of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. The Company assesses capitalized mortgage servicing rights for impairment based upon the fair value of those rights at each reporting date. For purposes of measuring impairment, the rights are stratified based upon the product type, term and interest rates. Fair value is determined by discounting estimated net future cash flows from mortgage servicing activities using discount rates that approximate current market rates and estimated prepayment rates, among other assumptions. The amount of impairment recognized, if any, is the amount by which the capitalized mortgage servicing rights for a stratum exceeds their fair value. Impairment, if any, is recognized through a valuation allowance for each individual stratum.
     At December 31, 2001, the Company had no mortgage loans held for sale. At December 31, 2001 and 2000, the Company serviced real estate mortgage loans for others of $196 million and $149 million, respectively.

Premises and Equipment
     Premises and equipment, including those acquired under capital lease, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expenses are computed using the straight-line method over the estimated useful lives of the related assets or lease terms. Asset lives range from 3-10 years for furniture and equipment and 15-40 years for land improvements and buildings.

Other Real Estate Owned
     Real estate acquired by foreclosure is carried at the lower of the recorded investment in the property or its fair value less estimated disposition costs. Prior to foreclosure, the value of the underlying loan is written down to the fair value of the real estate to be acquired less estimated disposition costs by a charge to the allowance for loan losses, when necessary. Any subsequent write-downs are recorded as a valuation allowance with a charge to other expenses in the income statement together with other expenses related to such properties, net of related income. Gains and losses on disposition of such property are included in other income or other expenses as applicable.

Identifiable Intangible Assets
     Identifiable intangible assets consist of core deposit premiums and minimum pension liability. Core deposit premiums are amortized using an accelerated method over a period of ten years. Intangible assets related to minimum pension liability are adjusted annually based upon actuarial estimates.

Income Taxes
     The Company's accounting for income taxes is based on an asset and liability approach. The Company recognizes the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for the future tax consequences that have been recognized in its financial statements or tax returns. The measurement of tax assets and liabilities is based on the provisions of enacted tax laws.

Cash Flows
     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

Stock-Based Compensation
     The Company uses the intrinsic value method to account for its stock option plans (in accordance with the provisions of Accounting Principles Board Opinion No. 25). Under this method, compensation expense is recognized for awards of options to purchase shares of common stock to employees under compensatory plans only if the fair market value of the stock at the option grant date (or other measurement date, if later) is greater than the amount the employee must pay to acquire the stock. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) permits companies to continue using the intrinsic value method or to adopt a fair value based method to account for stock option plans. The fair value based method results in recognizing as expense over the vesting period the fair value of all stock-based awards on the date of grant. The Company has elected to continue to use the intrinsic value method and the pro forma disclosures required by SFAS 123 are included in Note J.

Comprehensive Income
     For the Company, comprehensive income includes net income reported on the statement of income, changes in the fair value of its available-for-sale investments, and changes in the minimum pension liability reported as a component of shareholders' equity.
     The changes in the components of accumulated other comprehensive income for the years ended December 31, 2001, 2000, and 1999 are reported as follows:


                                                                                     2001             2000            1999
                                                                                                 (in thousands)

Unrealized Gain (Loss) on Securities
     Beginning Balance                                                              ($324)         ($5,533)          $ 934
     Unrealized gain (loss) arising during the period, net of tax                    (669)          $5,209         ($6,452)
     Less: Reclassification adjustment for net realized gains
     on securities available for sale included in net
     income during the year, net of tax of $681, $0 and
     ($9), respectively                                                             1,110               --             (15)
                                                                                  -----------------------------------------
     Ending Balance                                                                  $117            ($324)        ($5,533)
                                                                                  -----------------------------------------

                                                                                     2001             2000            1999

Minimum Pension Liability                                                                        (in thousands)
     Beginning Balance                                                               $ --             $ --            $ --
     Change in minimum pension liability, net of tax
     of ($517), $0 and $0, respectively                                             ($772)              --              --
                                                                                  -----------------------------------------
     Ending Balance                                                                 ($772)              --              --
                                                                                  -----------------------------------------
Total accumulated other comprehensive income (loss)                                 ($655)           ($324)        ($5,533)
                                                                                  =========================================

Reclassifications
     Certain amounts previously reported in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation. These reclassifications did not affect previously reported net income or total shareholders' equity.

Accounting Pronouncements
     On January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), which establishes the accounting and reporting standards of goodwill and intangible assets. Because the Company currently has no recorded goodwill, the implementation of this statement did not have a material impact on the Company's financial position or result of operations.

Note B - Restricted Cash Balances

Reserves (in the form of deposits with the Federal Reserve Bank) of $500,000 were maintained to satisfy Federal regulatory requirements at December 31, 2001 and December 31, 2000. These reserves are included in cash and due from banks in the accompanying balance sheets.

Note C - Investment Securities

The amortized cost and estimated fair values of investments in debt and equity securities are summarized in the following tables. Also included in the following table are other securities that do not have readily determinable fair value because their ownership is restricted and they lack a market. These other securities are carried at cost and consist mainly of Federal Home Loan Bank stock with cost of $4,000,000 and $3,762,000 at December 31, 2001 and 2000,
respectively:

                                                                                     December 31, 2001
                                                                                  Gross            Gross         Estimated
                                                              Amortized        Unrealized       Unrealized         Fair
                                                                Cost              Gains           Losses           Value
                                                              ------------------------------------------------------------
                                                                                      (in thousands)
Securities Available-for-Sale
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies                     $29,991          $    34           $  (142)       $29,883
Obligations of states and political subdivisions                 44,524              833              (124)        45,233
Mortgage-backed securities                                      131,972            1,246              (217)       133,001
Corporate debt securities                                        13,731              177            (1,620)        12,288
                                                              ------------------------------------------------------------
Total securities available-for-sale                             220,218            2,290            (2,103)       220,405
Other securities                                                  4,185                                             4,185
                                                              ------------------------------------------------------------
Totals investment securities                                   $224,403           $2,290           $(2,103)      $224,590
                                                              ============================================================


                                                                                     December 31, 2000
                                                                                  Gross            Gross         Estimated
                                                              Amortized        Unrealized       Unrealized         Fair
                                                                Cost              Gains           Losses           Value
                                                              ------------------------------------------------------------
Securities Available-for-Sale                                                         (in thousands)
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies                     $31,308              $35         $    (170)       $31,173
Obligations of states and political subdivisions                 44,721              778              (123)        45,376
Mortgage-backed securities                                      136,410               31            (1,355)       135,086
Corporate debt securities                                        11,726                             (1,539)        10,187
Equity securities                                                 1,510            1,831                            3,341
                                                              ------------------------------------------------------------
Total securities available-for-sale                             225,675            2,675            (3,187)       225,163
Other securities                                                  3,947                                             3,947
                                                              ------------------------------------------------------------
    Totals                                                     $229,622           $2,675           $(3,187)      $229,110
                                                              ============================================================

     The amortized cost and estimated fair value of debt securities at December 31, 2001 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                                      Estimated
                                              Amortized                 Fair
                                                Cost                    Value
                                                        (in thousands)
Investment Securities
Due in one year                               $    755                  $    763
Due after one year through five years           47,877                    48,305
Due after five years through ten years          23,152                    23,437
Due after ten years                            148,434                   147,900
No stated maturity                               4,185                     4,185
                                             -----------------------------------
Totals                                        $224,403                  $224,590
                                             ===================================


     Proceeds from sales of investment securities were as follows:

                            Gross             Gross             Gross
For the Year              Proceeds            Gains            Losses
                                         (in thousands)

     2001                  $14,119            $1,796            $   4
     2000                  $    --            $   --            $  --
     1999                  $14,137            $   24            $  --


     Investment securities with an aggregate carrying value of $93,605,000 and $128,500,000 at December 31, 2001 and 2000, respectively, were pledged as collateral for specific borrowings, lines of credit and local agency deposits.

Note D - Allowance for Loan Losses

     Activity in the allowance for loan losses was as follows:

                                                     Years Ended December 31,
                                              2001          2000          1999

                                                       (in thousands)
Balance, beginning of year                   $11,670      $11,037        $8,206
Provision for loan losses                      4,400        5,000         3,550
Loans charged off                             (3,213)      (4,705)       (1,082)
Recoveries of loans previously charged off       201          338           363

Balance, end of year                         $13,058      $11,670       $11,037

     Loans classified as nonaccrual amounted to approximately $5,466,000, $12,262,000 and $1,758,000 at December 31, 2001, 2000, and 1999, respectively.
These nonaccrual loans were classified as impaired and are included in the recorded balance in impaired loans for the respective years shown below. If interest on those loans had been accrued, such income would have been
approximately   $260,000,   $731,000  and  $69,000,  in  2001,  2000  and  1999,
respectively.

     As of December 31, the Company's recorded investment in impaired loans and the related valuation allowance were as follows (in thousands):

                                                             2001
                                              Recorded                 Valuation
                                             Investment                Allowance
Impaired loans -
  Valuation allowance required                 $6,050                     $881
  No valuation allowance required                  --                       --
                                             -----------------------------------
    Total impaired loans                       $6,050                     $881


                                                             2000
                                              Recorded                 Valuation
                                             Investment                Allowance
Impaired loans -
  Valuation allowance required                 $9,614                   $1,785
  No valuation allowance required               3,613                       --
                                             -----------------------------------
    Total impaired loans                      $13,227                   $1,785


     This valuation allowance is included in the allowance for loan losses shown above for the respective year. The average recorded investment in impaired loans was $9,639,000, $7,954,000 and $5,147,000 for the years ended December 31, 2001,
2000 and 1999, respectively. The Company recognized interest income on impaired loans of $441,000, $1,171,000 and $371,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Note E - Premises and Equipment

     Premises and equipment were comprised of:

                                                December 31,
                                       2001                     2000
                                               (in thousands)
Premises                              $12,269                 $12,215
Furniture and equipment                16,133                  15,180

                                       28,402                  27,395
Less:
  Accumulated depreciation
    and amortization                  (15,466)                (14,181)

                                       12,936                  13,214
Land and land improvements              3,521                   3,558

                                      $16,457                 $16,772

     Depreciation and amortization of premises and equipment amounted to $2,243,000, $2,152,000 and $2,281,000 in 2001, 2000 and 1999, respectively.

Note F - Time Deposits

     At December 31, 2001, the scheduled maturities of time deposits were as follows (in thousands):

                                                       Scheduled
                                                      Maturities

2002                                                    $254,462
2003                                                      18,473
2004                                                       3,025
2005                                                          12
2006 and thereafter                                        1,094
                                                       ---------
   Total                                                $277,066



Note G - Long-Term Debt and Other Borrowings

Long-term debt is as follows:
                                                                                                 December 31,
                                                                                             2001              2000
                                                                                                (in thousands)

FHLB loan, fixed rate of 5.90% payable on January 16, 2001                                $    --          $  1,000
FHLB loan, fixed rate of 7.36% payable on November 30, 2001                                    --            10,000
FHLB loan, fixed rate of 5.41% payable on April 7, 2008, callable
   by FHLB on a quarterly basis beginning April 7, 2003                                    20,000            20,000
FHLB loan, fixed rate of 5.35% payable on December 9, 2008                                  1,500             1,500
FHLB loan, fixed rate of 5.77% payable on February 23, 2009                                 1,000             1,000
Capital lease obligation on premises, effective rate of 13% payable
  monthly in varying amounts through December 1, 2009                                         456               483
                                                                                          -------------------------
Total long-term debt                                                                      $22,956           $33,983



     The Company maintains a collateralized line of credit with the Federal Home Loan Bank of San Francisco. Based on the FHLB stock requirements at December 31, 2001, this line provided for maximum borrowings of $93,602,000 of which
$22,500,000 was outstanding, leaving $71,102,000 available. The maximum month-end outstanding balances of short term reverse repurchase agreements in 2001 and 2000 were $0 and $16,611,000, respectively. The Company has available unused lines of credit totaling $50,000,000 for Federal funds transactions at December 31, 2001.

Note H - Commitments and Contingencies (See also Note P)

     At December 31, 2001, future minimum commitments under non-cancelable capital and operating leases with initial or remaining terms of one year or more are as follows:

                                              Capital              Operating
                                              Leases                Leases
                                                      (in thousands)

2002                                              $89                 $922
2003                                               90                  875
2004                                               91                  757
2005                                               92                  615
2006                                               93                  447
Thereafter                                        286                1,839
                                               ---------------------------
Future minimum lease payments                     741               $5,455
Less amount representing interest                 285
                                               ---------------------------
Present value of future lease payments          $ 456

     Rent expense under operating leases was $1,241,000 in 2001, $971,000 in 2000, and $1,013,000 in 1999.

     The Company is a defendant in legal actions arising from normal business activities. Management believes, after consultation with legal counsel, that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Company's financial position or results from operations.

Note I - Shareholders' Equity

Dividends Paid
     The Bank paid to the Company cash dividends in the aggregate amounts of $12,187,000, $7,118,000 and $5,170,000 in 2001, 2000 and 1999, respectively. The
Bank is regulated by the Federal Deposit Insurance Corporation (FDIC) and the State of California Department of Financial Institutions. California banking laws limit the Bank's ability to pay dividends to the lesser of (1) retained earnings or (2) net income for the last three fiscal years, less cash distributions paid during such period. Under this regulation, at December 31, 2001, the Bank may pay dividends of $13,327,000.

Shareholders' Rights Plan
     On June 25, 2001, the Company announced that its Board of Directors adopted and entered into a Shareholder Rights Plan designed to protect and maximize shareholder value and to assist the Board of Directors in ensuring fair and equitable benefit to all shareholders in the event of a hostile bid to acquire the Company.
     The Company adopted this Rights Plan to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, the Rights Plan imposes a significant penalty upon any person or group that acquires 15% or more of the Company's outstanding common stock without approval of the Company's Board of Directors. The Rights Plan was not adopted in response to any known attempt to acquire control of the Company.
     Under the Rights Plan, a dividend of one Preferred Stock Purchase Right was declared for each common share held of record as of the close of business on July 10, 2001. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.
     The Rights generally will not become exercisable unless an acquiring entity accumulates or initiates a tender offer to purchase 15% or more of the Company's common stock. In that event, each Right will entitle the holder, other than the unapproved acquirer and its affiliates, to purchase either the Company's common stock or shares in an acquiring entity at one-half of market value.
     The Right's initial exercise price, which is subject to adjustment, is $49.00 per Right. The Company's Board of Directors generally will be entitled to redeem the Rights at a redemption price of $.01 per Right until an acquiring entity acquires a 15% position. The Rights expire on July 10, 2011.

Stock Repurchase Plan
     On March 15, 2001, the Company announced the completion of its stock repurchase plan initially announced on July 20, 2000. Under this repurchase plan, the Company repurchased a total of 150,000 shares of which 110,000 shares were repurchased since December 31, 2000.
     On October 19, 2001, the Company announced the completion of its stock repurchase plan initially announced on March 15, 2001. Under this repurchase plan, the Company repurchased a total of 150,000 shares.
     Also on October 19, 2001, the Company announced that its Board of Directors approved a new plan to repurchase, as conditions warrant, up to 150,000 additional shares of the Company's stock on the open market or in privately negotiated transactions. The timing of purchases and the exact number of shares to be purchased will depend on market conditions. The 150,000 shares covered by this repurchase plan represent approximately 2.2% of the Company's 6,992,080 then outstanding common shares. As of December 31, 2001, the Company had repurchased 108,800 shares under this new plan.

Note J - Stock Options
     In May 2001, the Company adopted the TriCo Bancshares 2001 Stock Option Plan (2001 Plan) covering officers, employees, directors of, and consultants to the Company. Under the 2001 Plan, the option price cannot be less than the fair market value of the Common Stock at the date of grant except in the case of substitute options. Options for the 2001 Plan expire on the tenth anniversary of the grant date.
     In May 1995, the Company adopted the TriCo Bancshares 1995 Incentive Stock Option Plan (1995 Plan) covering key employees. Under the 1995 Plan, the option price cannot be less than the fair market value of the Common Stock at the date of grant. Options for the 1995 Plan expire on the tenth anniversary of the grant date.
     The Company also has outstanding options under the TriCo Bancshares 1993 Nonqualified Stock Option Plan (1993 Plan). Options under the 1993 Plan were granted at an exercise price less than the fair market value of the common stock and vest over a six year period. Unexercised options for the 1993 Plan terminate 10 years from the date of the grant.


Stock option activity is summarized in the following table:
                                                                        Weighted      Weighted
                                                                         Average       Average
                                   Number           Option Price        Exercise     Fair Value
                                  Of Shares           Per Share           Price       of Grants
Outstanding at
   December 31, 1998               609,882       $4.95   to  $18.25       $7.37
     Options exercised            (106,440)       4.95   to    5.24        5.09
     Options forfeited              (2,551)       5.24   to   18.25       12.89
Outstanding at
   December 31, 1999               500,891        4.95   to   18.25        7.82
     Options granted               118,900       16.13   to   16.13       16.13         $3.99
     Options exercised             (78,625)       5.24   to    5.24        5.24
     Options forfeited                (750)      18.25   to   18.25       18.25
Outstanding at
   December 31, 2000               540,416        4.95   to   18.25       10.01
     Options granted               323,000       16.10   to   16.40       16.38         $3.26
     Options exercised            (192,530)       4.95   to    5.24        5.22
     Options forfeited             (12,000)      16.13   to   18.25       16.92
Outstanding at
   December 31, 2001               658,886       $5.24   to  $18.25      $14.41


     The following table shows the number, weighted-average exercise price, and the weighted average remaining contractual life of options outstanding, and the number and weighted-average exercise price of options exercisable as of December 31, 2001 by range of exercise price: Outstanding Options Exercisable Options

                                                               Weighted-Average
  Range of                          Weighted-Average          Remaining                        Weighted-Average
Exercise Price         Number        Exercise Price       Contractual Life        Number        Exercise Price
      $4-$6              92,860            $5.24               1.68 years           92,860            $5.24
     $8-$10              25,876            $8.93               3.44                 25,876            $8.93
    $12-$14              30,000           $12.25               4.48                 30,000           $12.25
    $14-$16              15,000           $14.17               5.01                 15,000           $14.17
    $16-$18             434,400           $16.32               9.11                105,560           $16.28
    $18-$20              60,750           $18.25               5.78                 60,750           $18.25


     Of the stock options outstanding as of December 31, 2001, 2000, and 1999, options on shares totaling 330,046, 426,902, and 455,760, respectively, were exercisable at weighted average prices of $12.50, $8.38, and $7.09, respectively.

     The Company has stock options outstanding under the three option plans described above. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized except for the options granted under the 1993 plan. The Company recognized expense of $0, $69,000, and $166,000 for the 1993 Plan options in 2001, 2000 and 1999, respectively. Had compensation cost for these plans been determined in accordance with SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                 2001        2000        1999
Net income                       As reported   $12,419      $12,623    $11,403
                                   Pro forma   $12,253      $12,507    $11,330
Basic earnings per share         As reported     $1.76        $1.76      $1.60
                                   Pro forma     $1.73        $1.74      $1.59
Diluted earnings per share       As reported     $1.72        $1.72      $1.56
                                   Pro forma     $1.70        $1.70      $1.55

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, and 2000: risk-free interest rate of 4.80% and 6.65%; expected dividend yield of 4.9% and 4.7%; expected life of 6 years and 6 years; expected volatility of 28% and 30%, respectively. No options were granted in 1999.

Note K - Other Noninterest Income and Expenses

     The components of other noninterest income were as follows:
                                                                                          Years Ended December 31,
                                                                                  2001              2000            1999
                                                                                               (in thousands)
Commissions on sale of investment and insurance products                       $ 2,576            $ 2,784         $ 2,319
Gain on sale of loans and leases                                                   918                525             800
Increase in cash value of insurance policies                                       476                657             373
Sale of customer checks                                                            283                286             283
Gain (loss) on sale of other real estate owned                                      80                 83             178
Other                                                                              841              1,316             997
                                                                               -------------------------------------------
     Total other noninterest income                                             $5,174             $5,651          $4,950


     The components of other noninterest expenses were as follows:
                                                                                          Years Ended December 31,
                                                                                  2001              2000            1999
                                                                                               (in thousands)
Equipment and data processing                                                   $3,694             $3,376         $ 3,525
Occupancy                                                                        2,806              2,587           2,456
Telecommunications                                                               1,253                957             906
Advertising                                                                      1,132              1,336             943
Professional fees                                                                1,087              1,005           1,027
ATM network charges                                                                913                770             705
Intangible amortization                                                            911                965           1,135
Courier service                                                                    661                608             582
Postage                                                                            639                486             552
Operational losses                                                                 227                807             273
Assessments                                                                        223                222             179
Net other real estate owned expense                                                175                127              62
Other                                                                            5,687              4,737           4,651
                                                                               -------------------------------------------
     Total other noninterest expenses                                          $19,408            $17,983         $16,996


Note L - Income Taxes

     The current and deferred components of the income tax provision were comprised of:

                                          Years Ended December 31,
                                   2001             2000              1999
                                               (in thousands)
Current Tax Provision:
  Federal                          $5,975            $5,890          $ 5,013
  State                             2,009             1,997            1,931
                                 -------------------------------------------
    Total current                   7,984             7,887            6,944

Deferred Tax Benefit:
  Federal                            (518)             (511)            (152)
  State                              (142)             (139)            (258)
                                 -------------------------------------------
    Total deferred                   (660)             (650)            (410)
                                 -------------------------------------------
Total income taxes                $ 7,324           $ 7,237          $ 6,534


     Taxes recorded directly to shareholders' equity are not included in the preceding table. These taxes (benefits) relating to changes in minimum pension liability amounting to $517,000 in 2001, $0 in 2000, and $0 in 1999, unrealized gains and losses on available-for-sale investment securities amounting to $258,000 in 2001, $2,996,000 in 2000, and $(3,846,000) in 1999, and benefits related to employee stock options of $(867,000) in 2001, $(254,000) in 2000, and $(533,000) in 1999 were recorded directly to shareholders' equity.

     The provisions for income taxes applicable to income before taxes for the years ended December 31, 2001, 2000 and 1999 differ from amounts computed by applying the statutory Federal income tax rates to income before taxes. The effective tax rate and the statutory federal income tax rate are reconciled as follows:

                                                       Years Ended December 31,
                                                    2001       2000       1999

Federal statutory income tax rate                   35.0%      34.0%      34.0%
State income taxes, net of federal tax benefit       6.5        6.2        6.3
Tax-exempt interest on municipal obligations        (3.9)      (3.9)      (3.9)
Other                                               (0.5)       0.1         --
                                                    ----------------------------
Effective Tax Rate                                  37.1%      36.4%      36.4%

     The components of the net deferred tax asset of the Company as of December 31, were as follows:

                                                    2001             2000
                                                        (in thousands)

Deferred Tax Assets:
  Loan losses                                    $ 5,614           $ 5,015
  Deferred compensation                            3,337             2,948
  Intangible amortization                            975               882
  Nonaccrual interest                                119               335
  Stock option amortization                          101               243
  Unrealized loss on securities                       --               188
  OREO write downs                                   182               181
  Other, net                                         438               323
                                                 --------------------------
    Total deferred tax assets                     10,766            10,115

Deferred Tax Liabilities:
  Securities income                                 (361)             (833)
  Securities accretion                              (401)             (384)
  Depreciation                                      (448)             (339)
  Capital leases                                    (106)             (105)
  State taxes                                        (46)              (36)
  Unrealized gain on securities                      (70)               --
                                                 ---------------------------
    Total deferred tax liability                  (1,432)           (1,697)
                                                 ---------------------------
    Net deferred tax asset                       $ 9,334           $ 8,418

Note M - Retirement Plans

     Substantially all employees with at least one year of service are covered by a discretionary employee stock ownership plan (ESOP). Contributions are made to the plan at the discretion of the Board of Directors. Contributions to the plan(s) totaling $850,000 in 2001, $842,000 in 2000, and $881,000 in 1999 are
included in salary expense.
     The Company has an Executive Deferred Compensation Plan, which allows directors and key executives designated by the Board of Directors of the Company to defer a portion of their compensation. The Company has purchased insurance on the lives of the participants and intends to use the cash values of these policies to pay the compensation obligations. At December 31, 2001 and 2000, the cash values exceeded the recorded liabilities.
     The Company has a supplemental retirement plan for directors and a supplemental executive retirement plan covering key executives. These plans are non-qualified defined benefit plans and are unsecured and unfunded. The Company has purchased insurance on the lives of the participants and intends to use the cash values of these policies ($8,298,000 and $7,938,000 at December 31, 2001 and 2000, respectively) to pay the retirement obligations.
     In accordance with the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Bank recorded in Other Liabilities an additional minimum pension liability of $1,803,000 related to the supplemental retirement plan as of December 31, 2001. These amounts represent the amount by which the accumulated benefit obligations for this retirement plan exceeded the fair value of plan assets plus amounts previously accrued related to the plan. These additional liabilities have been offset by an intangible asset to the extent of previously unrecognized net transitional obligation and unrecognized prior service costs of each plan. The amount in excess of previously unrecognized prior service cost and unrecognized net transitional obligation is recorded as a reduction of shareholders' equity in the amount of $772,000, representing the after-tax impact, at December 2001.

     The following table sets forth the plans' status:
                                                              December 31,
                                                          2001           2000
                                                             (in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year                 $(5,134)        $(4,378)
Service cost                                                (86)            (74)
Interest cost                                              (372)           (317)
Amendments                                                 (108)           (181)
Actuarial gain (loss)                                      (862)           (322)
Benefits paid                                               301             138
                                                        ------------------------
Benefit obligation at end of year                       $(6,261)        $(5,134)

Change in plan assets:
Fair value of plan assets at beginning of year         $     --        $     --

Fair value of plan assets at end of year               $     --        $     --

Funded status                                           $(6,261)        $(5,134)
Unrecognized net obligation existing at January 1, 1986     115             148
Unrecognized net actuarial loss                           2,075           1,264
Unrecognized prior service cost                             402             333
Intangible asset                                           (517)             --
Accumulated other comprehensive income                   (1,289)             --
                                                        ------------------------
Accrued benefit cost                                    $(5,475)        $(3,389)

                                                       Years Ended December 31,
                                                     2001        2000       1999
                                                            (in thousands)
Net pension cost included the following components:
Service cost-benefits earned during the period      $   86      $  74      $  70
Interest cost on projected benefit obligation          372        317        275
Amortization of net obligation at transition            35         35         35
Amortization of prior service cost                      39         13         11
Recognized net actuarial loss                           53         41         43


Net periodic pension cost                             $585       $480       $434

The net periodic pension cost was determined using a discount rate assumption of 7.25% for 2001, 7.25% for 2000, and 7.0% for 1999, respectively. The rates of increase in compensation used in each year were 2.5% to 5%.

Note N - Earnings per Share

     The Company's basic and diluted earnings per share are as follows (in thousands except per share data):

                                                                    Year Ended December 31, 2001
                                                                        Weighted Average
                                                           Income            Shares          Per Share Amount
Basic Earnings per Share
   Net income available to common shareholders                $12,419        7,072,588               $1.76

Common stock options outstanding                                  --           146,641

Diluted Earnings per Share
   Net income available to common shareholders                $12,419        7,219,229               $1.72
                                                              =======        =========

                                                                    Year Ended December 31, 2000
                                                                        Weighted Average
                                                           Income            Shares          Per Share Amount

Basic Earnings per Share
   Net income available to common shareholders                $12,623        7,191,790               $1.76

Common stock options outstanding                                  --           148,939

Diluted Earnings per Share
   Net income available to common shareholders                $12,623        7,340,729               $1.72
                                                              =======        =========

                                                                    Year Ended December 31, 1999
                                                                        Weighted Average
                                                           Income            Shares          Per Share Amount
Basic Earnings per Share
   Net income available to common shareholders                $11,403        7,129,560               $1.60

Common stock options outstanding                                  --           188,960

Diluted Earnings per Share
   Net income available to common shareholders                $11,403        7,318,520               $1.56
                                                              =======        =========

Note O - Related Party Transactions

     Certain directors, officers, and companies with which they are associated were customers of, and had banking transactions with, the Company or its Subsidiary in the ordinary course of business. It is the Company's policy that all loans and commitments to lend to officers and directors be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers of the Bank.
     The following table summarizes the activity in these loans for 2001:

           Balance                                                    Balance
        December 31,        Advances/              Removed/        December 31,
            2000            New Loans              Payments            2001
                                     (in thousands)

           $6,523              $923                   $1,077          $6,369


Note P - Financial Instruments With Off-Balance Sheet Risk

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                               Contractual Amount
                                                  December 31,
                                             2001              2000
                                                 (in thousands)
Financial instruments whose contract
  amounts represent credit risk:

  Commitments to extend credit:
    Commercial loans                         $72,646          $79,808
    Consumer loans                            91,170           55,528
    Real estate mortgage loans                 2,932              477
    Real estate construction loans            23,952           22,289
    Standby letters of credit                  4,391            1,229

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of one year or less or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on Management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.
     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. Most standby letters of credit are issued for one year or less. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral requirements vary, but in general follow the requirements for other loan facilities.

Note Q - Concentration of Credit Risk

     The Company grants agribusiness, commercial, consumer, and residential loans to customers located throughout the northern San Joaquin Valley, the Sacramento Valley and northern mountain regions of California. The Company has a diversified loan portfolio within the business segments located in this geographical area.

Note R - Disclosure of Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practical to estimate that value. Cash and due from banks, fed funds purchased and sold, accrued interest receivable and payable, and short-term borrowings are considered short-term instruments. For these short-term instruments their carrying amount approximates their fair value.

Securities
     For all securities, fair values are based on quoted market prices or dealer quotes. See Note C for further analysis.

Loans
     The fair value of variable rate loans is the current carrying value. The interest rates on these loans are regularly adjusted to market rates. The fair value of other types of fixed rate loans is estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities. The allowance for loan losses is a reasonable estimate of the valuation allowance needed to adjust computed fair values for credit quality of certain loans in the portfolio.

Deposit Liabilities and Long-Term Debt
     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. These values do not consider the estimated fair value of the Company's core deposit intangible, which is a significant unrecognized asset of the Company. The fair value of time deposits and debt is based on the discounted value of contractual cash flows.

Commitments to Extend Credit and Standby Letters of Credit
     The fair value of letters of credit and standby letters of credit is not significant.

     The estimated fair values of the Company's financial instruments are as follows:

                                                December 31, 2001
                                           Carrying            Fair
Financial assets:                           Amount            Value
                                                 (in thousands)
  Cash and due from banks                    $59,264          $59,264
  Federal funds sold                          18,700           18,700
  Securities:
    Available-for-sale                       224,590          224,590
  Loans, net                                 645,674          637,000
  Accrued interest receivable                  5,522            5,522

Financial liabilities:

  Deposits                                   880,393          832,380
  Accrued interest payable                     3,488            3,488
  Long-term borrowings                        22,956           24,156

                                                December 31, 2000
                                           Carrying            Fair
Financial assets:                           Amount            Value
                                                 (in thousands)
  Cash and due from banks                   $ 58,190         $ 58,190
  Securities:
    Available-for-sale                       229,110          229,110
  Loans, net                                 628,721          637,389
  Accrued interest receivable                  6,935            6,935

Financial liabilities:

  Deposits                                   837,832          795,101
  Federal funds purchased                        500              500
  Accrued interest payable                     5,245            5,245
  Long-term borrowings                        33,983           35,066


Note S - TriCo Bancshares Financial Statements

TriCo Bancshares (Parent Only) Balance Sheets

                                                             December 31,
Assets                                                  2001             2000
                                                            (in thousands)
Cash and Cash equivalents                                $241         $     272
Securities available-for-sale                             180               180
Investment in Tri Counties Bank                        85,446            83,457
Other assets                                            1,066             1,324
                                                     --------------------------
  Total assets                                        $86,933           $85,233
                                                     ==========================


Liabilities and shareholders' equity

  Total liabilities                                 $      --         $      --

Shareholders' equity:
Common stock, no par value:
    Authorized 20,000,000 shares;
    issued and outstanding 7,000,980
    and 7,181,226 shares, respectively                $49,679         $  50,428
Retained earnings                                      37,909            35,129
Accumulated other comprehensive income (loss)            (655)             (324)
                                                     --------------------------
   Total shareholders' equity                          86,933            85,233
                                                     --------------------------
  Total liabilities and shareholders' equity          $86,933           $85,233
                                                     ==========================

Statements of Income                                    Years Ended December 31,
                                                       2001      2000      1999
                                                            (in thousands)
Interest income                                      $    17   $    18  $     1

Administration expense                                   980       980      385
                                                     ---------------------------
Loss before equity in net income of Tri Counties Bank (963) (962 (384) Equity in net income of Tri Counties Bank:
   Distributed                                        12,187     7,118    5,170
   Undistributed                                         798     6,070    6,459
Income taxes                                             397       397      158
                                                     ---------------------------
   Net income                                        $12,419   $12,623  $11,403
                                                     ===========================


Statements of Cash Flows
                                                                                        Years ended December 31,
                                                                                2001              2000             1999
                                                                                             (in thousands)
Operating activities:
  Net income                                                                  $12,419            $12,623         $11,403
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Undistributed equity in Tri Counties Bank                                  (798)            (6,070)         (6,459)
      Deferred income taxes                                                      (397)              (397)           (158)
      Decrease in other operating assets and liabilities                           --                 --              (8)

          Net cash provided by operating activities                            11,224              6,156           4,778

Investing activities:
  Purchases of securities available-for-sale                                       --                 --            (180)

          Net cash used for investing activities                                   --                 --            (180)

Financing activities:
  Issuance of common stock                                                      1,005                411             541
  Repurchase of common stock                                                   (6,618)              (776)            (86)
  Cash dividends-- common                                                      (5,642)            (5,680)         (4,996)

          Net cash used for financing activities                              (11,255)            (6,045)         (4,541)

          Increase (decrease) in cash and cash equivalents                        (31)               111              57

Cash and cash equivalents at beginning of year                                    272                161             104

Cash and cash equivalents at end of year                                       $  241             $  272          $  161


Note T - Regulatory Matters

     The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 2001, that the Company meets all capital adequacy requirements to which it is subject.

     As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that Management believes have changed the institution's category.


The Bank's actual capital amounts and ratios are also presented in the table.
                                                                                                           To Be Well
                                                                                                        Capitalized Under
                                                                                 For Capital            Prompt Corrective
                                                        Actual                Adequacy Purposes         Action Provisions
                                                  Amount       Ratio           Amount      Ratio         Amount      Ratio
As of December 31, 2001:
Total Capital (to Risk Weighted Assets):
    Consolidated                                   $91,418    11.68%         =>$62,620    =>8.0%       =>$78,275   =>10.0%
    Tri Counties Bank                              $89,253    11.43%         =>$62,466    =>8.0%       =>$78,083   =>10.0%
Tier I Capital (to Risk Weighted Assets):
    Consolidated                                   $81,595    10.43%         =>$31,310    =>4.0%       =>$46,965   => 6.0%
    Tri Counties Bank                              $79,454    10.18%         =>$31,233    =>4.0%       =>$46,850   => 6.0%
Tier I Capital (to Average Assets):
    Consolidated                                   $81,595     8.17%         =>$39,941    =>4.0%       =>$49,926   => 5.0%
    Tri Counties Bank                              $79,454     7.97%         =>$39,865    =>4.0%       =>$49,832   => 5.0%


As of December 31, 2000:
Total Capital (to Risk Weighted Assets):
    Consolidated                                   $89,302    12.20%         =>$58,537    =>8.0%       =>$73,172   =>10.0%
    Tri Counties Bank                              $87,414    11.97%         =>$58,417    =>8.0%       =>$73,021   =>10.0%
Tier I Capital (to Risk Weighted Assets):
    Consolidated                                   $80,156    10.95%         =>$29,268    =>4.0%       =>$43,903   => 6.0%
    Tri Counties Bank                              $78,255    10.72%         =>$29,208    =>4.0%       =>$43,812   => 6.0%
Tier I Capital (to Average Assets):
    Consolidated                                   $80,156     8.41%         =>$38,128    =>4.0%       =>$47,660   => 5.0%
    Tri Counties Bank                              $78,255     8.22%         =>$38,069    =>4.0%       =>$47,587   => 5.0%


Note U - Summary of Quarterly Results of Operations (unaudited)

     The following table sets forth the results of operations for the four quarters of 2001 and 2000, and is unaudited; however, in the opinion of Management, it reflects all adjustments (which include only normal recurring adjustments) necessary to present fairly the summarized results for such periods.

                                                                    2001 Quarters Ended
                                                 December 31,      September 30,    June 30,     March 31,
                                                         (Dollars in thousands, except per share data)
Interest income                                        $17,284        $18,613        $18,714       $18,761
Interest expense                                         4,356          5,612          6,323         7,195
                                                       -------       --------       --------      --------
Net interest income                                     12,928         13,001         12,391        11,566
Provision for loan losses                                1,150            600            775         1,875
                                                       -------         ------      ---------      --------
Net interest income after
     provision for loan losses                          11,778         12,401        11,616         9,691
Noninterest income                                       3,559          3,411          3,241         4,850
Noninterest expense                                     10,233         10,517         10,284         9,770
                                                       -------        -------        -------       -------
Income before income taxes                               5,104          5,295          4,573         4,771
Income tax expense                                       1,746          2,050          1,736         1,792
                                                       -------       --------       --------       -------
Net income                                              $3,358        $ 3,245        $ 2,837       $ 2,979
                                                        ======        =======        =======       =======

Per common share:
    Net income (diluted)                               $  0.47       $  0.45        $  0.39         $  0.41
                                                       =======       =======        =======         =======
    Dividends                                          $  0.20       $  0.20        $  0.20         $  0.20
                                                       =======       =======        =======         =======


                                                                    2000 Quarters Ended
                                                 December 31,      September 30,    June 30,     March 31,
                                                         (Dollars in thousands, except per share data)
Interest income                                        $19,887        $19,912        $18,960       $17,894
Interest expense                                         7,584          7,641          6,910         6,408
                                                      --------       --------       --------      --------
Net interest income                                     12,303         12,271         12,050        11,486
Provision for loan losses                                1,500          1,800            900           800
                                                      --------       --------      ---------     ---------
Net interest income after
    provision for loan losses                           10,803         10,471         11,150        10,686
Noninterest income                                       3,445          3,334          3,240         4,626
Noninterest expense                                     10,116          9,305          9,450         9,024
                                                       -------       --------       --------      --------
Income before income taxes                               4,132          4,500          4,940         6,288
Income tax expense                                       1,428          1,653          1,796         2,360
                                                      --------       --------       --------      --------
Net income                                             $ 2,704        $ 2,847        $ 3,144       $ 3,928
                                                       =======        =======        =======       =======

Per common share:
    Net income (diluted)                               $  0.37       $  0.39        $  0.43         $  0.54
                                                       =======       =======        =======         =======
    Dividends                                          $  0.20       $  0.20        $  0.20         $  0.19
                                                       =======       =======        =======         =======


Note V - Business Segments

     The Company is principally engaged in traditional community banking activities provided through its 30 branches and 7 in-store branches located throughout Northern and Central California. Community banking activities include the Bank's commercial and retail lending, deposit gathering and investment and liquidity management activities. In addition to its community banking services, the Bank offers investment brokerage and leasing services. These activities are monitored and reported by Bank management as separate operating segments.
     The accounting policies of the segments are the same as those described in Note A. The Company evaluates segment performance based on net interest income, or profit or loss from operations, before income taxes not including nonrecurring gains and losses.
     The results of the separate branches have been aggregated into a single reportable segment, Community Banking. The Company's leasing, investment brokerage and real estate segments do not meet allowed aggregation or materiality criteria and therefore are reported as "Other" in the following table.
     Summarized financial information for the years ended December 31, 2001, 2000 and 1999 concerning the Bank's reportable segments is as follows:

                                  Community
                                   Banking          Other         Total
2001
Net interest income                $ 48,178       $ 1,708       $ 49,886
Noninterest income                   12,154         2,907         15,061
Noninterest expense                  38,851         1,953         40,804
Net income                           10,729         1,690         12,419
Assets                             $990,279       $15,168     $1,005,447

2000
Net interest income               $  47,228     $     882      $  48,110
Noninterest income                   11,506         3,139         14,645
Noninterest expense                  35,913         1,982         37,895
Net income                           11,328         1,295         12,623
Assets                             $956,447       $15,624       $972,071

1999
Net interest income               $  43,540       $   679      $  44,219
Noninterest income                    9,668         2,433         12,101
Noninterest expense                  33,558         1,275         34,833
Net income                           10,237         1,166         11,403
Assets                             $915,890        $8,906       $924,796

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of TriCo Bancshares and Subsidiary:

     We have audited the accompanying consolidated balance sheets of TriCo Bancshares (a California corporation) and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TriCo Bancshares and Subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen, LLP


San Francisco, California
January 18, 2002

Management's Discussion and Analysis of
Financial Condition and Results of Operations

     As  TriCo  Bancshares  (the  "Company")  has  not  commenced  any  business operations  independent  of  Tri  Counties  Bank  (the  "Bank"),  the  following discussion pertains primarily to the Bank. Average balances, including such balances used in calculating certain financial ratios, are generally comprised of average daily balances for the Company. Interest income and net interest income are presented on a tax equivalent basis.
     In addition to the historical information contained herein, this Annual Report contains certain forward-looking statements. The reader of this Annual Report should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned as well as other factors. This entire Annual Report should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.

Overview
     Despite the effects of a slowing economy and a decrease in the prime lending rate from 9.50% to 4.75%, 2001 was another successful year for TriCo Bancshares and Tri Counties Bank. During 2001, the Company reached the milestone of $1 billion in assets, ending the year with $1,005,447,000 in assets. During the year, the Company's retail banking and mortgage banking operations performed very well, and helped offset declines in commercial lending and sale of nondeposit investment products. Despite the historic decrease in interest rates noted above, the Company was able to maintain its net interest margin at 5.73% during 2001.
     Consumer loans grew 29% to $155,046,000 during 2001, while total loans grew 3% to $658,732,000. Deposits grew 5% to $880,393,000 during 2001 despite
$20,000,000 of time deposits from the State of California that were allowed to mature and not be renewed by the Bank. Had those $20,000,000 of State time deposits been allowed to renew, deposits would have grown 7.5% during 2001. Gain on sale of loans increased 75% to $918,000 while income from the sale of nondeposit investment products decreased 7% to $2,576,000.
     The Company had earnings of $12,419,000 for the year ended December 31, 2001 versus $12,623,000 for 2000. Diluted earnings per share were $1.72 for each of 2001 and 2000.
     Net interest income for 2001 was $51,040,000 and was an increase of $1,760,000 (3.6%) over 2000. The interest income component of net interest income was down 4.2% to $74,526,000. Interest and fees on loans were down $2,057,000 (3.3%) to $60,104,000 as average loans outstanding increased $22,600,000 (3.6%) to $647,317,000 and the average earnings rate on loans decreased 66 basis points to 9.29%. Interest income on investment securities and federal funds sold decreased $1,240,000 (7.9%) to $14,422,000 due to lower average interest rates. Interest expense was down $5,057,000 (17.7%) to $23,486,000. This decrease was due to a decrease in the average rate paid on interest bearing liabilities from 4.05% in 2000 to 3.28% in 2001.
     The Bank provided $4,400,000 to the allowance for loan losses in 2001 compared to $5,000,000 in 2000. Net loan charge-offs in 2001 were $3,012,000 compared to $4,367,000 in 2000. At year-end 2001 and 2000 the allowance for loan losses as a percentage of gross loans was 1.98% and 1.82%, respectively.
     Noninterest income is comprised of "service charges and fees", "gain on sale of investments", and "other income". Service charge and fee income increased $611,000 (8.2%) to $8,095,000 in 2001 versus year ago results. During 2001, the Company sold its investment in insurance company stock and recognized a gain of $1,756,000. In 2000, the Company recognized a gain of $1,510,000 on the receipt of its investment in insurance company stock when the insurance company demutualized. Other income was down $477,000 (8.4%) to $5,174,000 in 2001 from $5,651,000 in 2000.

     Noninterest expenses increased $2,909,000 (7.7%) to $40,804,000 in 2001. The Company's efficiency ratio, which is noninterest expense divided by the sum of noninterest income and fully tax-equivalent net interest income, was 61.7% in 2001 compared 59.3% in 2000.
     Salary and benefit expenses increased $1,484,000 (7.5%) to $21,396,000 in 2001. Incentive and commission related salary expenses increased $310,000
(13.6%) to $2,584,000 in 2001. Base salaries and benefits increased $744,000 (5.5%) to $14,183,000 in 2001. The increase in base salaries was mainly due to a 2.6% increase in average full time equivalent employees (FTEs) from 392 during 2000 to 402 during 2001, and an average annual base salary increase of 2.9% during 2001. Other noninterest expenses increased $1,425,000 (7.9%) to $19,408,000 in 2001.
     Assets of the Company totaled $1,005,447,000 at December 31, 2001 and represented an increase of $33,376,000 (3.4%) from 2000 ending balances.
     For 2001, the Company realized a return on assets of 1.27% and a return on shareholders' equity of 14.19% versus 1.35% and 16.03%, respectively, in 2000. The Company ended 2001 with a Tier 1 capital ratio of 10.43% and a total risk-based capital ratio of 11.68% versus 10.95% and 12.20%, respectively, in 2000.
     Management's continuing goal for the Bank is to deliver a full array of competitive products to its customers while maintaining the personalized customer sales and service of a community bank. We believe this strategy will provide continued growth and the ability to achieve strong returns for our shareholders.


(A) Results of Operations

                                                                                 Years Ended December 31,
                                                                  2001         2000         1999         1998          1997
Interest income:                                                     (in thousands, except earnings per share amounts)
Interest and fees on loans                                  $   60,104   $   62,161   $   53,395   $   48,506   $   44,903
Interest on investment securities--taxable                       9,543       11,704       12,500       14,622       13,791
Interest on investment securities--tax exempt1                   3,373        3,420        3,383        2,809          958
Interest on federal funds sold                                   1,506          538          465          150          553
                                                            ----------------------------------------------------------------
  Total interest income                                         74,526       77,823       69,743       66,087       60,205

Interest expense:
Interest on deposits                                            21,507       25,003       21,277       22,865       22,682
Interest on short-term borrowing                                     7          623          386          816          537
Interest on long-term debt                                       1,972        2,917        2,707        1,615          716
                                                            ----------------------------------------------------------------
  Total interest expense                                        23,486       28,543       24,370       25,296       23,935
                                                            ----------------------------------------------------------------
  Net interest income                                           51,040       49,280       45,373       40,791       36,270

Provision for loan losses                                        4,400        5,000        3,550        4,200        3,000
                                                            ----------------------------------------------------------------
  Net interest income after provision
    for loan losses                                             46,640       44,280       41,823       36,591       33,270

Noninterest income:
Service charges, fees and other                                 13,269       14,645       12,077       12,553        9,548
Investment securities gains (losses), net                        1,792           --           24          316           18
                                                            ----------------------------------------------------------------
  Total noninterest income                                      15,061       14,645       12,101       12,869        9,566
Noninterest expenses:
Salaries and employee benefits                                  21,396       19,912       17,837       16,803       15,671
Other, net                                                      19,408       17,983       16,996       17,889       17,261
                                                            ----------------------------------------------------------------
  Total noninterest expenses                                    40,804       37,895       34,833       34,692       32,932
Net income before income taxes                                  20,897       21,030       19,091       14,768        9,904
Income taxes                                                     7,324        7,237        6,534        5,049        3,707
Tax equivalent adjustment2                                       1,154        1,170        1,154          949          328
                                                            ----------------------------------------------------------------
  Net income                                                   $12,419      $12,623      $11,403     $  8,770     $  5,869
                                                            ================================================================
Basic earnings per common share2                             $   1.76      $   1.76    $    1.60    $    1.25    $    0.84
Diluted earnings per common share2                           $   1.72      $   1.72    $    1.56    $    1.21    $    0.81
Cash dividend paid per share                                 $   0.80      $   0.79    $    0.70    $    0.49    $    0.43

Selected Balance Sheet Information
Total Assets                                                $1,005,447     $972,071     $924,796     $904,599     $826,165
Long-term Debt                                                  22,956      $33,983      $45,505      $37,924      $11,440


1  Interest on tax-free securities is reported on a tax equivalent basis of 1.52  for 2001, 2000, 1999, 1998, and 1997.
2  Restated on a historical basis to reflect the 3-for-2 stock split effected October 30, 1998.

Net Interest Income/Net Interest Margin
     Net interest income represents the excess of interest and fees earned on interest-earning assets (loans, securities and federal funds sold) over the interest paid on deposits and borrowed funds. Net interest margin is net interest income expressed as a percentage of average earning assets.
     Net interest income for 2001 totaled $51,040,000 and was up $1,760,000 (3.6%) over the prior year. Interest income decreased $3,297,000 (4.2%) to $74,526,000 in 2001. Average outstanding loan balances of $647,317,000 for 2001 reflected a 3.6% increase over 2000 average loan balances. The increase in average loan balances contributed an additional $2,249,000 to interest income, while a 66 basis points decrease in the average yield on loans resulted in a $4,306,000 decrease in interest income when compared to 2000. This decrease in average yield on loans resulted from eleven Federal Reserve interest rate cuts over the year totaling 475 basis points and a corresponding decrease in the prime lending rate from 9.50% to 4.75%. The average balance of investment securities decreased $22,083,000 (9.8%) to $204,080,000, and resulted in a
$1,477,000 decrease in interest income. A decrease of 36 basis points in the average tax effective yield on investments to 6.33% in 2001 from 6.69% in 2000 reduced interest income by $731,000. A $30,508,000 increase in the average balance of fed funds sold during 2001 to $39,204,000 increased interest income by $1,887,000, while a 235 basis point decrease in the average yield on fed funds to 3.84% decreased interest income by $919,000.
     Interest expense decreased  $5,057,000 (17.7%) to $23,486,000 in 2001. This decrease was due to a 77 basis point decrease in the average rate paid on interest bearing liabilities from 4.05% to 3.28%. Net interest margin was 5.73% in 2001 and 2000.
     Net interest  income for 2000  totaled  $49,280,000  and was up  $3,907,000
(8.6%) over the prior year. Interest income increased $8,080,000 (11.6%) to $77,823,000 in 2000. Average outstanding loan balances of $624,717,000 for 2000 reflected a 10.2% increase over 1999 balances. This increase in average loan balances contributed an additional $5,462,000 to interest income and was the major factor in the improvement in net interest income. The average yield received on loans rose 53 basis points to 9.95% which increased interest income by $3,304,000. This increase in average yield resulted from increases in market interest rates that began in 1999 and reached their high in the spring of 2000. Average balances of investment securities decreased $24,178,000 (9.7%) to $226,163,000. The lower volume of securities resulted in a decrease in interest income of $1,534,000. An increase of 35 basis points in the average tax effective yield on investments added $775,000 to interest income.
     Interest  expense  increased  $4,173,000  (17.1%) to  $28,543,000  in 2000.
Higher average balances of interest- bearing liabilities added $1,009,000 to interest expense in 2000 as compared to 1999, while a higher average rate paid for those balances increased interest expense by $3,164,000. Net interest margin for 2000 was 5.73% versus 5.49% in 1999.
     Table One, Analysis of Net Interest Margin on Earning Assets, and Table Two, Analysis of Volume and Rate Changes on Net Interest Income and Expenses, are provided to enable the reader to understand the components and past trends of the Bank's interest income and expenses. Table One provides an analysis of net interest margin on earning assets setting forth average assets, liabilities and shareholders' equity; interest income earned and interest expense paid and average rates earned and paid; and the net interest margin on earning assets. Table Two presents an analysis of volume and rate change on net interest income and expense.


Table One:  Analysis of Net Interest Margin on Earning Assets

                                          2001                             2000                             1999
                              Average              Yield/      Average              Yield/      Average             Yield/
Assets                       Balance1    Income     Rate      Balance1    Income     Rate      Balance1    Income    Rate
                                                                  (dollars in thousands)
Earning assets:
  Loans2,3                   $647,317    $60,104    9.29%     $624,717    $62,161    9.95%     $566,738    $53,395   9.42%
  Securities - taxable        159,465      9,543    5.98%      181,316     11,704    6.46%      205,489     12,500   6.08%
  Securities - nontaxable4     44,615      3,373    7.56%       44,847      3,420    7.63%       44,852      3,383   7.54%
  Federal funds sold           39,204      1,506    3.84%        8,696        538    6.19%        8,733        465   5.32%
                             ---------------------------------------------------------------------------------------------
    Total earning assets      890,601     74,526    8.37%      859,576     77,823    9.05%      825,812     69,743   8.45%

Cash and due from banks        42,458                           39,295                           37,206
Premises and equipment         16,749                           16,622                           16,260
Other assets, net              40,453                           42,150                           37,210
Unrealized gain (loss)
  on securities                   495                           (8,112)                          (3,508)
Less:  Allowance for loan
  losses                      (12,214)                         (11,741)                          (9,525)
                             ---------                        ---------                        ---------
Total assets                 $978,542                         $937,790                         $903,455

Liabilities and
shareholders' equity
Interest-bearing demand
  deposits                   $156,629      1,487    0.95%     $149,412      2,360    1.58%     $145,558      2,287   1.57%
Savings deposits              225,137      4,759    2.11%      218,286      6,837    3.13%      224,368      6,811   3.04%
Time deposits                 301,023     15,261    5.07%      278,968     15,806    5.67%      255,659     12,179   4.76%
Federal funds purchased           289          7    2.42%        7,753        524    6.76%        7,024        356   5.07%
Repurchase agreements              --         --                 1,508         99    6.56%          614         30   4.89%
Long-term debt                 32,133      1,972    6.14%       48,078      2,917    6.07%       49,135      2,707   5.51%
                             ---------------------------------------------------------------------------------------------
    Total interest-bearing
      liabilities             715,211     23,486    3.28%      704,005     28,543    4.05%      682,358     24,370   3.57%
Noninterest-bearing
  deposits                    160,152                          141,767                          135,511
Other liabilities              15,660                           13,277                           12,465
Shareholders' equity           87,519                           78,741                           73,121

    Total liabilities and
    shareholders' equity     $978,542                         $937,790                         $903,455
                             ---------                        ---------                        ---------
Net interest rate spread5                           5.08%                            5.00%                           4.87%
Net interest income/net
  interest margin6                       $51,040    5.73%                 $49,280    5.73%                 $45,373   5.49%

1 Average balances are computed principally on the basis of daily balances. 2 Nonaccrual loans are included.
3 Interest income on loans includes fees on loans of $4,671,000 in 2001, $2,928,000 in 2000, and $2,853,000 in 1999.
4 Interest income is stated on a tax equivalent basis of 1.52 in 2001, 2000, and 1999.
5 Net interest rate spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
6 Net interest margin is computed by dividing net interest income by total average earning assets.



Table Two:  Analysis of Volume and Rate Changes on Net Interest Income and Expenses

                                                            2001 over 2000                         2000 over 1999
                                                                 Yield/                                 Yield/
                                                  Volume         Rate 4      Total        Volume        Rate 4      Total
                                                                           (dollars in thousands)
Increase (decrease) in
  interest income:
    Loans1,2                                     $ 2,249        $(4,306)    $(2,057)     $ 5,462       $ 3,304     $ 8,766
    Investment securities3                        (1,477)          (731)     (2,208)      (1,534)          775        (759)
    Federal funds sold                             1,887           (919)        968           (2)           75          73
                                                 --------------------------------------------------------------------------
      Total                                        2,659         (5,956)     (3,297)       3,926         4,154       8,080
Increase (decrease) in
  interest expense:
    Demand deposits (interest-bearing)               114           (987)       (873)          61            12          73
    Savings deposits                                 215         (2,293)     (2,078)        (185)          211          26
    Time deposits                                  1,250         (1,795)       (545)       1,110         2,517       3,627
    Federal funds purchased                         (504)           (13)       (517)          37           131         168
    Repurchase agreements                            (99)            --         (99)          44            25          69
    Long-term borrowings                            (967)            22        (945)         (58)          268         210
                                                 --------------------------------------------------------------------------
      Total                                            9         (5,066)     (5,057)       1,009         3,164       4,173
                                                 --------------------------------------------------------------------------
Increase (decrease) in
  net interest income                            $ 2,650         $ (890)    $ 1,760      $ 2,917        $  990     $ 3,907



1  Nonaccrual loans are included.
2 Interest income on loans includes fees on loans of $4,671,000 in 2001, $2,928,000 in 2000, and $2,853,000 in 1999.
3 Interest income is stated on a tax equivalent basis of 1.52 in 2001, 2000, and 1999.
4  The rate/volume variance has been included in the rate variance.


Provision for Loan Losses
     In  2001,  the  Bank  provided  $4,400,000  for  loan  losses  compared  to
$5,000,000  in  2000.  Net  loan  charge-offs   decreased  $1,355,000  (31%)  to
$3,012,000 during 2001. Included in the $3,012,000 of net loan charge-offs during 2001 is $2,000,000 of charge-offs on a group of agricultural related loans to one borrower. During the quarter ended March 31, 2001, the Company received proceeds of $6,079,000 from the sale of this nonperforming agricultural-related loan relationship that was first reported as nonperforming in the quarter ended September 30, 2000. The Company recorded charge-offs related to this loan relationship of $2,000,000 in 2001 and $3,800,000 in 2000. This loan relationship was sold to a third party without recourse to the Company. As such, the Company is not subject to any future charge-offs related to this loan relationship. Net charge-offs of consumer installment loans increased $51,000 (104%). Net charge-offs of commercial, financial and agricultural loans decreased $1,400,000 (34%), while net charge-offs of real estate mortgage loans decreased $6,000 (4%). The 2001 charge-offs represented 0.47% of average loans outstanding versus 0.70% in 2000. Nonperforming loans as a percentage of total loans were 0.92% and 2.29% at December 31, 2001 and 2000, respectively. The ratio of allowance for loan losses to nonperforming loans was 216% at the end of 2001 versus 80% at the end of 2000.
     In  2000,  the  Bank  provided  $5,000,000  for  loan  losses  compared  to
$3,550,000  in  1999.  Net  loan  charge-offs  increased  $3,648,000  (507%)  to
$4,367,000 during 2000. Included in the $4,367,000 of net loan charge-offs during 2000 is $3,800,000 of charge-offs on a group of agricultural related loans to one borrower as previously discussed. As of December 31, 2000, the Company's recorded net book value for this nonperforming loan relationship after charge-offs was approximately $8,400,000. Net charge-offs of consumer installment loans decreased $63,000 (56%). Net charge-offs of commercial, financial and agricultural loans increased $3,631,000 (675%), while net charge-offs of real estate mortgage loans increased $80,000 (116%). The 2000 charge-offs represented 0.70% of average loans outstanding versus 0.13% the prior year. Nonperforming loans were 2.29% of total loans at year end versus 0.46% in 1999. The ratio of allowance for loan losses to nonperforming loans was 80% versus 412% at the end of 1999.

Service Charges and Fees and Other Income
     Service charge and fee income increased $611,000 (8.2%) to $8,095,000 in 2001 versus year ago results. During 2001, the Company sold its investment in insurance company stock and recognized a gain of $1,756,000. In 2000, the Company recognized a gain of $1,510,000 on the receipt of its investment in insurance company stock when the insurance company demutualized. Other income was down $477,000 (8.4%) to $5,174,000 in 2001 from $5,651,000 in 2000, and was mainly due to $421,000 of nonrecurring miscellaneous recoveries in 2000. Also affecting other income in 2001 was a $208,000 (7.5%) decrease in commissions on sale of nondeposit investment and insurance products to $2,576,000, a $181,000 (28%) decrease in increase in cash value of insurance policies to $476,000, and a $393,000 (75%) increase in gain on sale of loans and leases to $918,000.
     For 2000, service charge and fee income increased $357,000 (5.0%) to $7,484,000 compared to $7,127,000 in 1999. This increase was due mainly to increased ATM fees. Other income was up $2,187,000 (44.0%) to $7,161,000 from $4,974,000 in 1999. The increase in other income included a one-time pre-tax income item of $1,510,000 from the receipt of common stock. This one-time item represents the initial value of common shares of an insurance company which the Bank received as a consequence of its ownership of certain insurance policies through the insurance company and the conversion of the insurance company from a mutual company to a stock company. Significant changes in the following items also contributed to the net increase in other income: commissions on non-deposit investment product sales increased $465,000 (20.1%) to $2,784,000, income from the increase in cash value of insurance policies increased $284,000 (76.1%) to $657,000, and gain on sale of loans decreased $275,000 (34.4%) to $525,000.
Overall, noninterest income increased $2,544,000 (21.0%) for the year to $14,645,000.

Securities Transactions
     During 2001 the Bank realized net gains of $36,000 on the sale of securities with market values of $10,853,000. Also, the Bank realized a gain of $1,756,000 on the sale of its investment in an insurance company with a market value of $3,266,000. In addition, the Bank received proceeds from maturities of securities totaling $85,619,000. During 2001 the Bank purchased $93,125,000 of securities.
     During 2000 the Bank had no sales of securities. Also during 2000, the Bank received proceeds from maturities of securities totaling $39,663,000, and used $29,077,000 to purchase securities.

Salaries and Benefits
     Salary and benefit expenses increased $1,484,000 (7.5%) to $21,396,000 in 2001. Incentive and commission related salary expenses increased $310,000
(13.6%) to $2,584,000 in 2001. Base salaries and benefits increased $744,000 (5.5%) to $14,183,000 in 2001. The increase in base salaries was mainly due to a 2.6% increase in average full time equivalent employees (FTEs) from 392 during 2000 to 402 during 2001, and an average annual base salary increase of 2.9% during 2001.
     Salary and benefit expenses increased $2,075,000 (11.6%) to $19,912,000 in 2000. Incentive and commission related salary expenses increased $444,000 (24.3%) to $2,274,000 in 2000. Base salaries and benefits increased $1,631,000 (10.2%) to $13,440,000 in 2000. The increase in base salaries was mainly due to a 3.7% increase in average full time equivalent employees (FTEs) from 378 during 1999 to 392 during 2000, and an average annual base salary and benefits expense increase of 6.5% during 2000. The large increase in incentive and commission related salary expense was more than offset by revenue growth. These results are consistent with the Bank's strategy of working more efficiently with fewer employees who are compensated in part based on their business unit's performance or on their ability to generate revenue.

Other Expenses
     Other expenses increased $1,425,000 (7.9%) to $19,408,000 in 2001. Expenses related to equipment and data processing, occupancy, telecommunications, and ATM network charges contributed $318,000, $219,000, $296,000, and $143,000 to the
increase in other expense during 2001, respectively. Also contributing to the increase in other expenses in 2001 was a $314,000 (34%) increase in various loan production expenses to $1,252,000. Helping to offset these increases in other expenses were reductions of $580,000 in operational losses and $204,000 in advertising during 2001. The decrease in operational losses was mainly due to a nonrecurring $434,000 customer fraud loss in 2000.
     Other  expenses   increased   $987,000   (5.8%)  to  $17,983,000  in  2000.
Approximately $534,000 of the increase was due to operational losses that went from $273,000 in 1999 to $807,000 in 2000. Contributing to the increase in operational losses during 2000 was a $434,000 customer fraud loss due to a single deposit relationship that was identified in the fourth quarter of 2000. Advertising expense increased $390,000 (41.2%) to $1,336,000 in 2000. Intangible asset amortization decreased $170,000 (15.0%) in 2000 to $965,000.

Provision for Taxes
     The effective tax rate on income was 37.1%, 36.4%, and 36.4%, in 2001, 2000, and 1999, respectively. The effective tax rate was greater than the federal statutory tax rate due to state tax expense of $1,867,000, $1,857,000, and $1,680,000, respectively, in these years. Tax-free income of $2,219,000, $2,250,000, and $2,229,000, respectively, from investment securities in these years helped to reduce the effective tax rate.

Return on Average Assets and Equity
     The following table sets forth certain ratios for the Company for the last three years (using average balance sheet data):
                                                 2001         2000         1999

Return on total assets                          1.27%         1.35%        1.26%
Return on shareholders' equity                 14.19%        16.03%       15.59%
Shareholders' equity to total assets            8.65%         8.78%        8.09%
Common shareholders' dividend payout ratio     45.43%        45.00%       43.81%

     During 2001, return on assets decreased to 1.27% from 1.35% in 2000. The Company's efficiency ratio (noninterest expense divided by net interest income plus noninterest income) was 61.7% in 2001 versus 59.3% in 2000. Return on assets increased in 2000 to 1.35% from 1.26% in 1999.
     Return on shareholders' equity decreased to 14.19% in 2001 from 16.03% in 2000. The lower ROE in 2001 resulted from average equity increasing 11.2% while net income decreased 1.6%. In 2000, return on shareholders' equity increased to 16.03% from 15.59% in 1999.
     In 2001, the average shareholders' equity to average asset ratio decreased to 8.65% from 8.78%. The shareholders' average equity to average assets ratio for 2000 increased to 8.78% from 8.09% for 1999.
     In 2001, dividends paid to common shareholders totaled $5,642,000 compared to $5,680,000 in 2000. The resulting common shareholders' dividend payout ratio was 45.43% in 2001 compared to 45.00% in 2000.

(B) Balance Sheet Analysis
Loans
     The Bank concentrates its lending activities in four principal areas: commercial loans (including agricultural loans), consumer loans, real estate mortgage loans (residential and commercial loans and mortgage loans originated for sale), and real estate construction loans. At December 31, 2001, these four categories accounted for approximately 20%, 23%, 50%, and 7% of the Bank's loan portfolio, respectively, as compared to 23%, 19%, 52%, and 6%, at December 31, 2000. The shift in the percentages was primarily due to the Bank's ability to increase its consumer loan portfolio during 2001. The interest rates charged for the loans made by the Bank vary with the degree of risk, the size and maturity of the loans, the borrower's relationship with the Bank and prevailing money market rates indicative of the Bank's cost of funds.
     The majority of the Bank's loans are direct loans made to individuals, farmers and local businesses. The Bank relies substantially on local promotional activity, personal contacts by bank officers, directors and employees to compete with other financial institutions. The Bank makes loans to borrowers whose applications include a sound purpose, a viable repayment source and a plan of repayment established at inception and generally backed by a secondary source of repayment.
     At December 31, 2001 loans totaled $658,732,000 and was a 2.9% ($18,341,000) increase over the balances at the end of 2000. Demand for commercial and agriculture related loans weakened as the economy weakened in 2001. Demand for home equity loans remained strong throughout 2001, while residential mortgage loans increased significantly throughout 2001. The average loan-to-deposit ratio in 2001 was 76.8% compared to 79.2% in 2000.
     At December 31, 2000 loans totaled $640,391,000 and was an 8.9% ($52,412,000) increase over the balances at the end of 1999. Demand for commercial and agriculture related loans were strong in 2000. Demand for residential mortgage loans decreased significantly starting in the fall of 1999, and was replaced somewhat by demand for home equity loans, which the Bank classifies as consumer loans. The average loan to deposit ratio in 2000 was 79.2% compared to 74.5% in 1999.


Loan Portfolio Composite
                                                                            December 31,
                                                 2001           2000            1999           1998           1997
                                                                       (dollars in thousands)
Commercial, financial and
 agricultural                                  $130,054        $148,135       $138,313       $106,796         $78,765
Consumer installment                            155,046         120,247         79,273         71,634          87,520
Real estate mortgage                            326,897         334,010        332,116        316,927         248,432
Real estate construction                         46,735          37,999         38,277         37,076          34,250
                                               ----------------------------------------------------------------------
    Total loans                                $658,732        $640,391       $587,979       $532,433        $448,967


Nonaccrual, Past Due and Restructured Loans
     During 2001, nonperforming assets decreased $8,547,000 (58%) to 6,121,000. Nonperforming loans decreased $7,177,000 (54%) to $6,050,000, and other real estate owned (OREO) decreased $1,370,000 (95%) to $71,000 during 2001. The ratio of nonperforming loans to total loans at December 31, 2001 was 0.92% versus 2.07% at the end of 2000. The decrease in the ratio of nonperforming loans to total loans was due in part to the sale of one nonperforming loan relationship during 2001 that accounted for $8,400,000 of nonperforming loan balances at December 31, 2000. During the quarter ended March 31, 2001, the Company received proceeds of $6,079,000 from the sale of this nonperforming agricultural-related loan relationship that was first reported as nonperforming in the quarter ended September 30, 2000. The Company recorded charge-offs related to this loan relationship of $2,000,000 in 2001 and $3,800,000 in 2000. This loan relationship was sold to a third party without recourse to the Company. As such, the Company is not subject to any future charge-offs related to this loan relationship. Classifications of nonperforming loans as a percent of the total at the end of 2001 were as follows: secured by real estate, 65%; loans to farmers, 4%; commercial loans, 30%; and consumer loans, 1%.
     During 2000, nonperforming assets increased $11,227,000 (326%) to a total of $14,668,000. Nonperforming loans increased $10,546,000 (393%) to $13,227,000, and other real estate owned (OREO) increased $681,000 (90%) to $1,441,000 during 2000. The ratio of nonperforming loans to total loans at December 31, 2000 was 2.07% versus 0.46% at the end of 1999. As noted above, included in the balance of nonperforming loans at December 31, 2000 was $8,400,000 that represents the Company's recorded net book value for a group of agricultural related loans to one borrower. Excluding the large nonperforming loan relationship noted above, the ratio of nonperforming loans to total loans at December 31, 2000 would have been 0.75%. Classifications of nonperforming loans as a percent of the total at the end of 2000 were as follows: secured by real estate, 57%; loans to farmers, 40%; commercial loans, 2.5%; and consumer loans, 0.5%.
     Commercial, real estate and consumer loans are reviewed on an individual basis for reclassification to nonaccrual status when any one of the following occurs: the loan becomes 90 days past due as to interest or principal, the full and timely collection of additional interest or principal becomes uncertain, the loan is classified as doubtful by internal credit review or bank regulatory agencies, a portion of the principal balance has been charged off, or the Bank takes possession of the collateral. The reclassification of loans as nonaccrual does not necessarily reflect Management's judgment as to whether they are collectible.
     Interest income is not accrued on loans where Management has determined that the borrowers will be unable to meet contractual principal and/or interest obligations, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual, any previously accrued but unpaid interest is reversed. Income on such loans is then recognized only to the extent that cash is received and where the future collection on principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of Management, the loans are estimated to be fully collectible as to both principal and interest.
     Interest income on nonaccrual loans, which would have been recognized during the year, ended December 31, 2001, if all such loans had been current in accordance with their original terms, totaled $260,000. Interest income actually recognized on these loans in 2001 was $392,000.

     The Bank's policy is to place loans 90 days or more past due on nonaccrual status. In some instances when a loan is 90 days past due Management does not place it on nonaccrual status because the loan is well secured and in the process of collection. A loan is considered to be in the process of collection if, based on a probable specific event, it is expected that the loan will be repaid or brought current. Generally, this collection period would not exceed 30 days. Loans where the collateral has been repossessed are classified as OREO or, if the collateral is personal property, the loan is classified as other assets on the Company's financial statements.
     Management considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect nonaccrual loans. Alternatives that are considered are foreclosure, collecting on guarantees, restructuring the loan or collection lawsuits.
     The following table sets forth the amount of the Bank's nonperforming assets as of the dates indicated:

                                                                               December 31,
                                                2001             2000              1999              1998            1997
                                                                          (dollars in thousands)
Nonaccrual loans                               $5,466           $12,262          $ 1,758           $ 1,045         $ 4,721
Accruing loans past due
  90 days or more                                 584               965              923               620             528
                                              -----------------------------------------------------------------------------
    Total nonperforming loans                   6,050           $13,227            2,681             1,665           5,249
Other real estate owned                            71             1,441              760             1,412           2,230
                                              -----------------------------------------------------------------------------
    Total nonperforming assets                 $6,121           $14,668          $ 3,441           $ 3,077         $ 7,479

Nonincome producing investments
  in real estate held by Bank's real
  estate development subsidiary               $    --           $    --         $    --         $    --            $   856

Nonperforming loans to total loans               0.92%            2.07%             0.46%             0.31%           1.17%
Allowance for loan losses to nonper-
  forming loans                                   216%               88%             412%              493%            123%
Nonperforming assets to total assets             0.61%            1.51%             0.37%             0.34%           0.91%
Allowance for loan losses to nonper-
  forming assets                                  213%               80%             321%              267%             86%


Allowance for Loan Losses
     Credit risk is inherent in the business of lending. As a result, the Company maintains an Allowance for Loan Losses to absorb losses inherent in the Company's loan and lease portfolio. This is maintained through periodic charges to earnings. These charges are shown in the Consolidated Income Statements as provision for loan losses. All specifically identifiable and quantifiable losses are immediately charged off against the allowance. However, for a variety of reasons, not all losses are immediately known to the Company and, of those that are known, the full extent of the loss may not be quantifiable at that point in time. The balance of the Company's Allowance for Loan Losses is meant to be an estimate of these unknown but probable losses inherent in the portfolio.
     For the remainder of this discussion, "loans" shall include all loans and lease contracts, which are a part of the Bank's portfolio.

Assessment of the Adequacy of the Allowance for Loan Losses
     The Company formally assesses the adequacy of the allowance on a quarterly basis. Determination of the adequacy is based on ongoing assessments of the probable risk in the outstanding loan and lease portfolio, and to a lesser extent the Company's loan and lease commitments. These assessments include the periodic re-grading of credits based on changes in their individual credit characteristics including delinquency, seasoning, recent financial performance of the borrower, economic factors, changes in the interest rate environment, growth of the portfolio as a whole or by segment, and other factors as warranted. Loans are initially graded when originated. They are re-graded as they are renewed, when there is a new loan to the same borrower, when identified facts demonstrate heightened risk of nonpayment, or if they become delinquent. Re-grading of larger problem loans occurs at least quarterly. Confirmation of the quality of the grading process is obtained by independent credit reviews conducted by consultants specifically hired for this purpose and by various bank regulatory agencies.
     The Company's method for assessing the appropriateness of the allowance includes specific allowances for identified problem loans and leases, formula allowance factors for pools of credits, and allowances for changing environmental factors (e.g., interest rates, growth, economic conditions, etc.). Allowances for identified problem loans are based on specific analysis of individual credits. Allowance factors for loan pools are based on the previous 5 years historical loss experience by product type. Allowances for changing environmental factors are Management's best estimate of the probable impact these changes have had on the loan portfolio as a whole.

The Components of the Allowance for Loan Losses
     As noted above, the overall allowance consists of a specific allowance, a formula allowance, and an allowance for environmental factors. The first component, the specific allowance, results from the analysis of identified credits that meet Management's criteria for specific evaluation. These loans are reviewed individually to determine if such loans are considered impaired. Impaired loans are those where Management has concluded that it is probable that the borrower will be unable to pay all amounts due under the contractual terms. Loans specifically reviewed, including those considered impaired, are evaluated individually by Management for loss potential by evaluating sources of repayment, including collateral as applicable, and a specified allowance for loan losses is established where necessary.
     The second component, the formula allowance, is an estimate of the probable losses that have occurred across the major loan categories in the Company's loan portfolio. This analysis is based on loan grades by pool and the loss history of these pools. This analysis covers the Company's entire loan portfolio including unused commitments but excludes any loans, which were analyzed individually and assigned a specific allowance as discussed above. The total amount allocated for this component is determined by applying loss estimation factors to outstanding loans and loan commitments. The loss factors are based primarily on the Company's historical loss experience tracked over a five-year period and adjusted as appropriate for the input of current trends and events. Because historical loss experience varies for the different categories of loans, the loss factors applied to each category also differ. In addition, there is a greater chance that the Company has suffered a loss from a loan that was graded less than satisfactory than if the loan was last graded satisfactory. Therefore, for any given category, a larger loss estimation factor is applied to less than satisfactory loans than to those that the Company last graded as satisfactory. The resulting formula allowance is the sum of the allocations determined in this manner.
     The third or "unallocated" component of the allowance for credit losses is a component that is not allocated to specific loans or groups of loans, but rather is intended to absorb losses that may not be provided for by the other components.

     There are several primary reasons that the other components discussed above might not be sufficient to absorb the losses present in portfolios, and the unallocated portion of the allowance is used to provide for the losses that have occurred because of them.
     The first is that there are limitations to any credit risk grading process. The volume of loans makes it impractical to re-grade every loan every quarter. Therefore, it is possible that some currently performing loans not recently graded will not be as strong as their last grading and an insufficient portion of the allowance will have been allocated to them. Grading and loan review often must be done without knowing whether all relevant facts are at hand. Troubled borrowers may deliberately or inadvertently omit important information from reports or conversations with lending officers regarding their financial condition and the diminished strength of repayment sources.
     The second is that the loss estimation factors are based primarily on historical loss totals. As such, the factors may not give sufficient weight to such considerations as the current general economic and business conditions that affect the Company's borrowers and specific industry conditions that affect borrowers in that industry. The factors might also not give sufficient weight to other environmental factors such as changing economic conditions and interest rates, portfolio growth, entrance into new markets or products, and other characteristics as may be determined by Management.
     Specifically, in assessing how much unallocated allowance needed to be provided at December 31, 2001, Management considered the following:

o with respect to loans to the agriculture industry, Management considered the effects on borrowers of weather conditions and overseas market conditions for exported products as well as commodity prices in general;

o with respect to changes in the interest rate environment Management considered the recent changes in interest rates and the resultant economic impact it may have had on borrowers with high leverage and/or low profitability; and

o with respect to loans to borrowers in new markets and growth in general, Management considered the relatively short seasoning of such loans and the lack of experience with such borrowers.

     Each of these considerations was assigned a factor and applied to a portion or all of the loan portfolio. Since these factors are not derived from experience and are applied to large non-homogeneous groups of loans, they are considered unallocated and are available for use across the portfolio as a whole.
     The following table sets forth the components of the Bank's loan loss reserve as of the dates indicated:

                                                     December 31,
                                                2001             2000
                                               (dollars in thousands)
Specific allowance                            $ 5,672           $ 3,266
Formula allowance                               4,685             5,414
Unallocated allowance                           2,701             2,990
                                              -------------------------
    Total allowance                           $13,058           $11,670

     The increase in the specific allowance portion of the reserve at December 31, 2001 and 2000 was due to the overall increase in classified and impaired loans, which under the Company's allowance methodology are analyzed for specific reserve. As these classified and impaired loans were analyzed for specific reserve, they were excluded from the loan balances that were subject to the formula allowance portion of the reserve; and resulted in a decrease in the formula allowance portion of the reserve.
     The allowance for loan losses to total loans at December 31, 2001 was 1.98% versus 1.82% at the end of 2000. At December 31, 1999, the allowance for loan losses to total loans was 1.88%.
     Based on the current conditions of the loan portfolio, Management believes that the $13,058,000 allowance for loan losses at December 31, 2001 is adequate to absorb probable losses inherent in the Bank's loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.

     The following table summarizes, for the years indicated, the activity in the allowance for loan losses:

                                                                               December 31,
                                                2001             2000              1999              1998           1997
                                                                          (dollars in thousands)
Balance, beginning of year                  $  11,670          $ 11,037       $    8,206        $    6,459     $    6,097
Provision charged to operations                 4,400             5,000            3,550             4,200          3,000

Loans charged off:
Commercial, financial and
  agricultural                                 (2,861)           (4,450)            (865)           (1,865)        (1,289)
Consumer installment                             (134)             (103)            (148)             (702)        (1,551)
Real estate mortgage                             (218)             (152)             (69)             (188)            --
                                             -----------------------------------------------------------------------------
Total loans charged-off                        (3,213)           (4,705)          (1,082)           (2,755)        (2,840)

Recoveries:
Commercial, financial and
  agricultural                                     92               281              327               164             85
Consumer installment                               34                54               36               130            117
Real estate mortgage                               75                 3               --                 8             --
                                             -----------------------------------------------------------------------------
Total recoveries                                  201               338              363               302            202
                                             -----------------------------------------------------------------------------
Net loans charged-off                          (3,012)           (4,367)            (719)           (2,453)        (2,638)
                                             -----------------------------------------------------------------------------
Balance, year end                            $ 13,058          $ 11,670         $ 11,037           $ 8,206        $ 6,459
                                             =============================================================================
Average total  loans                          647,317          $624,717         $566,738          $487,598       $448,117

Ratios:
Net charge-offs during period
  to average loans outstanding
  during period                                 0.47%            0.70%             0.13%            0.50%           0.59%
Provision for loan losses to aver-
  age loans outstanding                         0.68%            0.80%             0.63%            0.86%           0.67%
Allowance to loans at year end                  1.98%            1.82%             1.88%            1.54%           1.44%


     The following tables summarize the allocation of the allowance for loan losses between loan types at December 31, 2001 and 2000:

                                                      December 31, 2001
                                                   (dollars in thousands)
                                                                  Percent of
                                                                 loans in each
                                                                  category to
Balance at End of Period Applicable to:            Amount         total loans

Commercial, financial and agricultural              $6,929            19.8%
Consumer installment                                 1,896            23.5%
Real estate mortgage                                 3,709            49.6%
Real estate construction                               524             7.1%
                                                   -------           ------
                                                   $13,058           100.0%

                                                      December 31, 2000
                                                   (dollars in thousands)
                                                                  Percent of
                                                                 loans in each
                                                                  category to
Balance at End of Period Applicable to:            Amount         total loans

Commercial, financial and agricultural              $6,873            23.1%
Consumer installment                                 1,373            18.8%
Real estate mortgage                                 2,925            52.2%
Real estate construction                               499             5.9%
                                                   -------           ------
                                                   $11,670           100.0%

Investment in Real Estate Properties
     During 1998, the subsidiary divested all investment properties pursuant to an agreement between the Bank and the FDIC.

Other Real Estate Owned
     The December 31, 2001 balance of Other Real Estate Owned (OREO) was $71,000 versus $1,441,000 in 2000. The Bank disposed of properties with a value of $1,757,000 in 2001. OREO properties consist of a mixture of land, single family residences, and commercial buildings.

Intangible Assets
     At December 31, 2001 and 2000, the Bank had intangible assets totaling $5,070,000 and $5,464,000, respectively. The intangible assets resulted of the Bank's 1997 acquisitions of certain Wells Fargo branches and Sutter Buttes Savings Bank, and the recognition of an additional minimum pension liability in 2001. Intangible assets at December 31, 2001 and 2000 are comprised of the following:

                                                        December 31,
                                                   2001             2000
                                                   (dollars in thousands)

Core-deposit intangible                           $4,553            $5,464
Additional minimum pension liability                 517                --

  Total intangible assets                         $5,070            $5,464
                                                  ------            ------


     Amortization of core deposit intangible assets amounting to $911,000, $965,000 and $1,135,000 was recorded in 2001, 2000, and 1999, respectively. The minimum pension liability intangible asset is not amortized but adjusted annually based upon actuarial estimates.

Deposits
     Deposits at December 31, 2001 were up  $42,561,000  (5.1%) to  $880,393,000 over 2000 year-end balances. All categories of deposits except certificates of deposit increased in 2001. Included in the December 31, 2001 certificate of deposit balance is $20,000,000 from the State of California, which represents a decrease of $20,000,000 from the $40,000,000 the State of California had on deposit at the Bank at December 31, 2000. The Bank participates in a deposit program offered by the State of California whereby the State may make deposits at the Banks request subject to collateral and credit worthiness constraints. The negotiated rates on these State deposits are generally favorable to other wholesale funding sources available to the Bank. During 2001, the Bank elected not to renew $20,000,000 of the $40,000,000 State certificates of deposit that were outstanding at December 31, 2000. Had the $20,000,000 in State deposits been allowed to renew, the Bank would have ended 2001 with deposits totaling $900,393,000 which would have represented year-over-year deposit growth of $62,561,000 (7.5%).
     Deposits at December 31, 2000 were up $43,722,000 (5.5%) over the 1999 year-end balances to $837,832,000. All categories of deposits except savings increased in 2000. Included in the December 31, 2000 and 1999 certificate of deposit balances is $40,000,000 from the State of California.

Long-Term Debt
     In 2001, the Bank made principal payments of $11,027,000 on long-term debt obligations. During 2000, the Bank repaid $46,522,000 of long-term debt, and added $35,000,000 under long-term debt agreements. See Note G to the consolidated financial statements.

Equity
See Note I and Note T in the financial statements for a discussion of Shareholder's equity and regulatory capital, respectively. Management believes that the Company's capital is adequate to support anticipated growth, meet the cash dividend requirements of the Company and meet the future risk-based capital requirements of the Bank and the Company.

Market Risk Management
     Overview. The goal for managing the assets and liabilities of the Bank is to maximize shareholder value and earnings while maintaining a high quality balance sheet without exposing the Bank to undue interest rate risk. The Board of Directors has overall responsibility for the Company's interest rate risk management policies. The Bank has an Asset and Liability Management Committee
(ALCO) which establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates.
     Asset/Liability Management. Activities involved in asset/liability management include but are not limited to lending, accepting and placing deposits, investing in securities and issuing debt. Interest rate risk is the primary market risk associated with asset/liability management. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed with the goal that movements of interest rates on assets and liabilities are correlated and contribute to earnings even in periods of volatile interest rates. The asset/liability management policy sets limits on the acceptable amount of variance in net interest margin, net income and market value of equity under changing interest environments. Market value of equity is the net present value of estimated cash flows from the Bank's assets, liabilities and off-balance sheet items. The Bank uses simulation models to forecast net interest margin, net income and market value of equity.
     Simulation of net interest margin, net income and market value of equity under various interest rate scenarios is the primary tool used to measure interest rate risk. Using computer-modeling techniques, the Bank is able to estimate the potential impact of changing interest rates on net interest margin, net income and market value of equity. A balance sheet forecast is prepared using inputs of actual loan, securities and interest-bearing liability (i.e. deposits/borrowings) positions as the beginning base.
     In the simulation of net interest margin and net income under various interest rate scenarios, the forecast balance sheet is processed against seven interest rate scenarios. These seven interest rate scenarios include a flat rate scenario, which assumes interest rates are unchanged in the future, and six additional rate ramp scenarios ranging from +300 to -300 basis points around the flat scenario in 100 basis point increments. These ramp scenarios assume that interest rates increase or decrease evenly (in a "ramp" fashion) over a twelve-month period and remain at the new levels beyond twelve months.

     The following table summarizes the effect on net interest income and net income due to changing interest rates as measured against a flat rate (no change) scenario:

     Interest Rate Risk Simulation of Net Interest Income and Net Income as of December 31, 2001

                                  Estimated Change in       Estimated Change in
     Change in Interest      Net Interest Income (NII)         Net Income (NI)
     Rates (Basis Points)        (as % of "flat" NII)        (as % of "flat" NI)
     +300 (ramp)                        2.48%                      5.71%
     +200 (ramp)                        1.68%                      3.86%
     +100 (ramp)                        0.83%                      1.91%
     +   0 (flat)                          --                         --
     -100 (ramp)                       (1.57)%                    (3.63)%
     -200 (ramp)                       (3.75)%                    (8.65)%
     -300 (ramp)                       (6.43)%                   (14.82)%

     In the simulation of market value of equity under various interest rate scenarios, the forecast balance sheet is processed against seven interest rate scenarios. These seven interest rate scenarios include the flat rate scenario described above, and six additional rate shock scenarios ranging from +300 to -300 basis points around the flat scenario in 100 basis point increments. These rate shock scenarios assume that interest rates increase or decrease immediately (in a "shock" fashion) and remain at the new level in the future.
     The following table summarizes the effect on market value of equity due to changing interest rates as measured against a flat rate (no change) scenario:

     Interest Rate Risk Simulation of Market Value of Equity as of December 31, 2001

                                               Estimated Change in
     Change in Interest                   Market Value of Equity (MVE)
     Rates (Basis Points)                     (as % of "flat" MVE)
     +300 (shock)                                    (3.71)%
     +200 (shock)                                    (2.60)%
     +100 (shock)                                    (1.41)%
     +   0 (flat)                                        --
     -100 (shock)                                    (0.64)%
     -200 (shock)                                    (2.43)%
     -300 (shock)                                     1.52%

     These results indicate that the balance sheet is slightly asset sensitive since earnings increase when interest rates rise. The magnitude of all the simulation results noted above is within the Bank's policy guidelines. The asset liability management policy limits aggregate market risk, as measured in this fashion, to an acceptable level within the context of risk-return trade-offs.
     The simulation results noted above do not incorporate any management actions, which might moderate the negative consequences of interest rate deviations. Therefore, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk.
     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the preceding tables. For example, although certain of the Bank's assets and liabilities may have similar maturities or repricing time frames, they may react in different degrees to changes in market interest rates. In addition, the interest rates on certain of the Bank's asset and liability categories may precede, or lag behind, changes in market interest rates. Also, the actual rates of prepayments on loans and investments could vary significantly from the assumptions utilized in deriving the results as presented in the preceding table. Further, a change in U.S. Treasury rates accompanied by a change in the shape of the treasury yield curve could result in different estimations from those presented herein. Accordingly, the results in the preceding tables should not be relied upon as indicative of actual results in the event of changing market interest rates. Additionally, the resulting estimates of changes in market value of equity are not intended to represent, and should not be construed to represent, estimates of changes in the underlying value of the Bank.

     Interest rate sensitivity is a function of the repricing characteristics of the Bank's portfolio of assets and liabilities. One aspect of these repricing characteristics is the time frame within which the interest-bearing assets and liabilities are subject to change in interest rates either at replacement, repricing or maturity. An analysis of the repricing time frames of interest-bearing assets and liabilities is sometimes called a "gap" analysis because it shows the gap between assets and liabilities repricing or maturing in each of a number of periods. Another aspect of these repricing characteristics is the relative magnitude of the repricing for each category of interest earning asset and interest-bearing liability given various changes in market interest rates. Gap analysis gives no indication of the relative magnitude of repricing given various changes in interest rates. Interest rate sensitivity management focuses on the maturity of assets and liabilities and their repricing during periods of changes in market interest rates. Interest rate sensitivity gaps are measured as the difference between the volumes of assets and liabilities in the Bank's current portfolio that are subject to repricing at various time horizons.
     The following interest rate sensitivity table shows the Bank's repricing gaps as of December 31, 2001. In this table transaction deposits, which may be repriced at will by the Bank, have been included in the less than 3-month category. The inclusion of all of the transaction deposits in the less than 3-month repricing category causes the Bank to appear liability sensitive.
Because the Bank may reprice its transaction deposits at will, transaction deposits may or may not reprice immediately with changes in interest rates. In recent years of moderate interest rate changes the Bank's earnings have reacted as though the gap position is slightly asset sensitive mainly because the magnitude of interest-bearing liability repricing has been less than the magnitude of interest-earning asset repricing. This difference in the magnitude of asset and liability repricing is mainly due to the Bank's strong core deposit base, which although they may be repriced within three months, historically, the timing of their repricing has been longer than three months and the magnitude of their repricing has been minimal.
     Due to the limitations of gap analysis, as described above, the Bank does not actively use gap analysis in managing interest rate risk. Instead, the Bank relies on the more sophisticated interest rate risk simulation model described above as its primary tool in measuring and managing interest rate risk.


Interest Rate Sensitivity - December 31, 2001
                                                                          Repricing within:
                                          Less than 3          3 - 6           6 - 12            1 - 5            Over
                                            months            months           months            years           5 years
                                                                       (dollars in thousands)
Interest-earning  assets:
    Securities                             $  54,460        $   17,820        $  24,042          $102,393        $ 40,204
    Loans                                    311,529            28,601           42,230           207,505          63,519
                                          --------------------------------------------------------------------------------
Total interest-earning assets               $365,989           $46,421          $66,272          $309,898        $103,723

Interest-bearing liabilities
    Transaction deposits                    $412,743        $      ---       $      ---      $        ---    $        ---
    Time                                     117,609            63,678           73,373            22,479             125
    Fed funds purchased                          ---               ---              ---               ---             ---
    Long-term borrowings                           8                 9               18               194          22,727
                                          --------------------------------------------------------------------------------
Total interest-bearing liabilities          $530,360           $63,687          $73,391           $22,673         $22,852
                                          --------------------------------------------------------------------------------
Interest sensitivity gap                   $(164,370)       $  (17,266)     $    (7,120)         $287,226       $  80,870
Cumulative sensitivity gap                 $(164,370)        $(181,636)       $(188,756)        $  98,470        $179,340
As a percentage of earning assets:
 Interest sensitivity gap                   (18.42%)          (1.94%)           (0.80%)          32.19%           9.06%

  Cumulative sensitivity gap                (18.42%)         (20.36%)          (21.15%)          11.04%          20.10%

Liquidity
     Liquidity refers to the Bank's ability to provide funds at an acceptable cost to meet loan demand and deposit withdrawals, as well as contingency plans to meet unanticipated funding needs or loss of funding sources. These objectives can be met from either the asset or liability side of the balance sheet. Asset liquidity sources consist of the repayments and maturities of loans, selling of loans, short-term money market investments, maturities of securities and sales of securities from the available-for-sale portfolio. These activities are generally summarized as investing activities in the Consolidated Statement of Cash Flows. Net cash used by investing activities totaled approximately $14,309,000 in 2001, which means that assets were not generally used for liquidity purposes. Increased loan balances were responsible for the major use of funds in this category.
     Liquidity is generated from liabilities through deposit growth and short-term borrowings. These activities are included under financing activities in the Consolidated Statement of Cash Flows. In 2001, financing activities provided funds totaling $19,779,000. Internal deposit growth provided funds amounting to $42,561,000. The Bank also had available correspondent banking lines of credit totaling $50,000,000 at year-end. While these sources are expected to continue to provide significant amounts of funds in the future, their mix, as well as the possible use of other sources, will depend on future economic and market conditions.
     Liquidity is also provided or used through the results of operating activities. In 2001, operating activities provided cash of $14,304,000.
     In connection with the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), on October 1, 1998, the Bank reclassified its entire portfolio of held-to-maturity investment securities, with a carrying value of $78,901,000, to the available-for-sale classification. The AFS securities plus cash and cash equivalents in excess of reserve requirements totaled $302,054,000 at December 31, 2001, which was 30.0% of total assets at that time. This was up from $286,800,000 and 29.5% at the end of 2000.
     The overall liquidity of the Bank is enhanced by the sizable core deposits, which provide a relatively stable funding base. The maturity distribution of certificates of deposit in denominations of $100,000 or more is set forth in the following table. These deposits are generally more rate sensitive than other deposits and, therefore, are more likely to be withdrawn to obtain higher yields elsewhere if available. The Bank participates in a program wherein the State of California places time deposits with the Bank at the Bank's option. At December 31, 2001 and 2000, the Bank had $20,000,000 and $40,000,000 of these State deposits, respectively.

Certificates of Deposit in Denominations of $100,000 or More

                                  Amounts as of
                                  December 31,
                                       2001             2000              1999
                                                   (in thousands)
Time remaining until maturity:
Less than 3 months                   $38,114           $55,721          $52,260
3 months to 6 months                  10,431            14,002           10,906
6 months to 12 months                 15,383            18,686            7,228
More than 12 months                    6,374             4,933            3,068
                                     ------------------------------------------
  Total                              $70,302           $93,342          $73,462


     Loan demand also affects the Bank's liquidity position. The following table presents the maturities of loans at December 31, 2001:

Loan Maturities - December 31, 2001
                                                                                 After
                                                                                One But
                                                               Within           Within            After 5
                                                              One Year          5 Years            Years            Total
                                                                                      (in thousands)
Loans with predetermined interest rates:
  Commercial, financial and agricultural                        $15,200          $26,006            $2,291          $43,497
  Consumer installment                                           14,652           39,642            28,648           82,942
  Real estate mortgage                                           12,305           53,060            64,466          129,831
  Real estate construction                                       19,909                0               420           20,329
                                                               ------------------------------------------------------------
                                                                $62,066         $118,708           $95,825         $276,599

Loans with floating interest rates:
  Commercial, financial and agricultural                        $67,341          $15,344            $3,872          $86,557
  Consumer installment                                           72,095                0                 8           72,103
  Real estate mortgage                                           27,413           50,606           119,046          197,065
  Real estate construction                                       17,449            8,548               411           26,408
                                                               ------------------------------------------------------------
                                                               $184,298          $74,498          $123,337         $382,133
                                                               ------------------------------------------------------------
      Total loans                                              $246,364         $193,206          $219,162         $658,732


     The maturity distribution and yields of the investment portfolio is presented in the following table. The timing of the maturities indicated in the table below is based on final contractual maturities. Most mortgage-backed securities return principal throughout their contractual lives. As such, the weighted average life of mortgage-backed securities based on outstanding principal balance is usually significantly shorter than the final contractual maturity indicated below. At December 31, 2001, the Bank had no held-to-maturity securities.

Securities Maturities and Weighted Average Tax Equivalent Yields - December 31, 2001

                                                                After One Year   After Five Years
                                                   Within         but Through       but Through        After Ten
                                                  One Year        Five Years         Ten Years           Years             Total

                                                Amount  Yield     Amount Yield     Amount  Yield     Amount Yield     Amount  Yield
                                                                              (dollars in thousands)
Securities Available-for-Sale
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies    $   --   -- %  $29,883   5.74%      $  --    -- %    $   --    -- %   $29,883   5.74%
Obligations of states and political subdivisions  763  5.53%    3,618   5.76%      3,688   7.06%    37,164   7.84%    45,233   7.58%
Mortgage-backed securities                                     12,635   6.21%     19,749   5.75%   100,616   6.06%   133,000   6.03%
Corporate bonds                                                 2,169   7.65%                       10,120   3.08%    12,289   3.89%
                                               -------------------------------------------------------------------------------------
Total securities available-for-sale              $763  5.53%  $48,305   5.95%    $23,437   5.96%  $147,900   6.31%  $220,405   6.19%
Other securities                                                                                     4,185   5.20%     4,185   5.20%
                                               -------------------------------------------------------------------------------------
Total investment securities                      $763  5.53%  $48,305   5.95%    $23,437   5.96%  $152,085   6.28%  $224,590   6.17%


     The principal cash requirements of the Company are dividends on Common Stock when declared. The Company is dependent upon the payment of cash dividends by the Bank to service its commitments. The Company expects that the cash dividends paid by the Bank to the Company will be sufficient to meet this payment schedule.

Off-Balance Sheet Items
     The Bank has certain ongoing commitments under operating and capital leases. (See Note H of the financial statements for the terms.) These commitments do not significantly impact operating results.
     As of December 31, 2001 commitments to extend credit were the Bank's only financial instruments with off-balance sheet risk. The Bank has not entered into any contracts for financial derivative instruments such as futures, swaps, options, etc. Loan commitments increased to $195,091,000 from $163,667,000 at December 31, 2000. The commitments represent 29.6% of the total loans outstanding at year-end 2001 versus 25.6% a year ago.

Disclosure of Fair Value
     The intent of presenting the fair values of financial instruments is to depict the market's assessment of the present value of net future cash flows discounted to reflect both current interest rates and the market's assessment of the risk that the cash flows will not occur.
     In determining fair values, the Bank used the carrying amount for cash, short-term investments, accrued interest receivable, short-term borrowings and accrued interest payable, as all of these instruments are short-term in nature. Securities are reflected at quoted market values. Loans and deposits have a long-term time horizon, which required more complex calculations for fair value determination. Loans are grouped into homogeneous categories and broken down between fixed and variable rate instruments. Loans with a variable rate, that reprice immediately, are valued at carrying value. The fair value of fixed rate instruments is estimated by discounting the future cash flows using current rates. Credit risk and repricing risk factors are included in the current rates. Fair value for nonaccrual loans is reported at carrying value and is included in the net loan total. Since the allowance for loan losses exceeds any potential adjustment for credit problems, no further valuation adjustment has been made.
     Demand deposits, savings and certain money market accounts are short term in nature so the carrying value equals the fair value. For deposits that extend over a period in excess of four months, the fair value is estimated by discounting the future cash payments using the rates currently offered for deposits of similar remaining maturities.
     At 2001 year-end, the fair values calculated on the Bank's assets are 0.87% below the carrying values versus 0.88% above the carrying values at year-end 2000. The change in the calculated fair value percentage relates to the loan category and is the result of changes in interest rates in 2001 (See Note R of the financial statements).